Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

March 3, 2026

Among

VERTIV HOLDINGS CO,

as the Borrower,

The Other Subsidiary Borrowers From Time to Time Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as the Administrative Agent,

And

The Lenders and Issuing Banks Party Hereto

$2,500,000,000 REVOLVING CREDIT FACILITY

JPMORGAN CHASE BANK, N.A., CITIBANK, N.A., BOFA SECURITIES INC., WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, ING CAPITAL LLC AND PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers and Joint Bookrunners,

And

JPMORGAN CHASE BANK, N.A., CITIBANK, N.A., BOFA SECURITIES INC., WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA, ING CAPITAL LLC AND PNC CAPITAL MARKETS LLC,

as Syndication Agents and Documentation Agents

i

SCHEDULES:

Schedule 2.01	Commitments

Schedule 2.20A	Existing Letters of Credit

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance

Exhibit B-1	Form of Increased Facility Activation Notice

Exhibit B-2	Form of New Lender Supplement

Exhibit C-1	Form of Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-2	Form of Tax Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-3	Form of Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-4	Form of Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D	Form of Compliance Certificate

Exhibit E	Form of Borrower Joinder Agreement

CREDIT AGREEMENT (this “Agreement”), dated as of March 3, 2026, among VERTIV HOLDINGS CO, a Delaware corporation (the “Company”), the Subsidiary Borrowers (as defined below) from time to time party hereto, the Lenders (as defined below) from time to time party hereto and JPMORGAN CHASE BANK, N.A., as the Administrative Agent (as defined below).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Act” has the meaning set forth in Section 9.11.

“Additional Lender” has the meaning set forth in Section 2.21(c).

“Adjusted Term CORRA Rate” means, for purposes of any applicable calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) (i) 0.29547% for a one-month interest period or (ii) 0.32138% for a three-month interest period; provided that if the Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means that certain fee letter, dated as of January 26, 2026, by and among the Company and the Administrative Agent.

“Agent-Related Person” has the meaning set forth in Section 9.03(d).

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Currency” has the meaning set forth in Section 9.10.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1%, and (c) the Term SOFR Reference Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Term SOFR Reference Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Reference Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective or the Term SOFR Reference Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Currency” means Euros, Sterling, Canadian Dollars and Australian Dollars.

“Ancillary Document” has the meaning set forth in Section 9.05(b).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” has the meaning set forth in clause (j) of Article III.

“Applicable Issuing Bank” means, with respect to any Letter of Credit, the Issuing Bank that has issued or shall issue such Letter of Credit, and with respect to any LC Disbursement, the Issuing Bank that has made such LC Disbursement.

“Applicable Law” or “Applicable Laws” means, with respect to any Person, laws, common law, statutes, judgments, decrees, rules, constitutions, treaties, conventions, regulations, codes, ordinances, orders, and legally enforceable requirements of all Governmental Authorities, in each case, applicable to such Person.

“Applicable Margin” means, for any day, with respect to any ABR Loan, Canadian Prime Rate Loan, Term Benchmark Loan or RFR Loan, or with respect to the Commitment Fees payable hereunder, as the case may be, the Applicable Margin per annum set forth below under the caption “ABR Loans and Canadian Prime Rate Loans”, “Term Benchmark Loans and RFR Loans” or “Commitment Fee”, as the case may be, based upon the Ratings from S&P, Moody’s and Fitch as of such date:

Index Debt Ratings	Ratings S&P/Moody’s/Fitch	Commitment Fee	ABR Loans and Canadian Prime Rate Loans	Term Benchmark Loans and RFR Loans
Category I	BBB+/Baa1/BBB+ or above	0.09%	0.00%	1.00%
Category II	BBB/Baa2/BBB	0.11%	0.125%	1.125%
Category III	BBB-/Baa3/BBB-	0.15%	0.25%	1.25%
Category IV	BB+/Ba1/BB+	0.20%	0.50%	1.50%
Category V	Lower than BB+/ Ba1/BB+	0.25%	0.75%	1.75%

The Category set forth above applicable for any day shall be determined based upon the Ratings assigned by S&P, Moody’s and/or Fitch on such day (it being understood that the Category in effect as of the Closing Date will be Category III). For purposes of the foregoing, (a) if only one or two rating agencies shall have in effect a rating (other than by reason of the circumstances referred to in the last sentence of this definition), then the applicable Category shall be determined by reference to the available rating or ratings; (b) if none of the rating agencies shall have in effect a rating (other than by reason of the circumstances referred to in the last sentence of this definition), then the applicable Category will be determined by reference to Category V; (c) if the ratings established by S&P, Moody’s, and Fitch shall fall within different Categories, then (i) if all three rating agencies shall have in effect a rating, then either (x) if two of the three ratings shall fall in the same Category, then the Applicable Margin shall be based on such Category or (y) if all three of the ratings shall fall in a different Category, then the Applicable Margin shall be based on the lower of the two highest ratings, provided that if the higher of such two ratings is more than one Category above the second highest of such ratings, the Applicable Margin shall be based on the Category immediately below that corresponding to the higher of such ratings and (ii) if only two rating agencies shall have in effect a rating, then the Applicable Margin shall be based on the Category corresponding to the higher rating, provided that if the higher of such two ratings is more than one Category above the other of such ratings, the Applicable Margin shall be based on the Category immediately above that corresponding to the lower of such ratings. If the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Index Debt shall change (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the third Business Day following the date of delivery of financial statements by the Borrower to the Administrative Agent pursuant to Section 5.01. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P, Moody’s or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Rating of such rating agency most recently in effect prior to such change or cessation.

“Applicable Parties” has the meaning set forth in Section 8.03(c).

“Approved Borrower Portal” has the meaning set forth in Section 8.09(a).

“Approved Electronic Platforms” has the meaning set forth in Section 2.15(a).

“Approved Fund” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Jurisdiction Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized in the United States, Canada or England & Wales. Unless otherwise qualified, all references to an “Approved Jurisdiction Subsidiary” or to “Approved Jurisdiction Subsidiaries” in this Agreement shall refer to an Approved Jurisdiction Subsidiary or Approved Jurisdiction Subsidiaries of the Company.

“Approved Jurisdiction Subsidiary Borrower” means any Subsidiary Borrower which is an Approved Jurisdiction Subsidiary.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Australian Dollars” or “AU$” means the lawful currency of Australia.

“Australian Reference Banks” shall mean Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia, National Australia Bank Limited and Westpac Banking Corporation, or such other persons as the Administrative Agent and the Borrower may agree to in writing from time to time.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.20(c).

“Availability Period” means, with respect to the making of Loans, the period from and including the Closing Date to but excluding the earlier of the Final Maturity Date and the date of the termination of the relevant Commitments.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any Agreed Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Secrecy Act” means The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330), as amended.

“Banking Services” means any of the following products, services or facilities extended to the Company or any of its Subsidiaries: (a) Cash Management Services; (b) products under Swap Contracts; (c) commercial credit card, purchase card and merchant card services; (d) supply chain financings; (e) Bilateral Letter of Credit Facilities; (f) bank guarantees; and (g) other banking products or services as may be requested by the Company or any of its Subsidiaries, other than Letters of Credit issued pursuant to the provisions of Section 2.20 by the Administrative Agent or any Issuing Bank.

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Banking Services Provider” has the meaning set forth in the definition of “Guaranteed Services Agreement”.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Leverage Ratio” has the meaning set forth in Section 6.03.

“BBSY Loan” means a Loan denominated in Australian Dollars that bears interest at a rate based on the BBSY Rate.

“BBSY Rate” means in relation to any BBSY Loan:

(a) (i) the Australian Bank Bill Swap Reference Rate (Bid) administered by ASX Benchmarks Pty Limited (or any other person which takes over the administration of that rate) for the relevant period and displayed (before any correction, recalculation or republication by the administrator) on page BBSY of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) (the “BBSY Screen Rate”) as of 10:30 a.m. (Sydney time) on the first day of the relevant period for Australian Dollars and for a period equal to the Interest Period of that BBSY Loan. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate; or

(ii) If no BBSY Screen Rate is available for the Interest Period of such BBSY Loan, the Interpolated Rate for such BBSY Loan shall be used; and

(b) If the rate described in clause (a) above is not available, the sum of:

(i) the Australian Bank Bill Swap Reference Rate administered by ASX Benchmarks Pty Limited (or any other person which takes over the administration of that rate) for the relevant period and displayed (before any correction, recalculation or republication by the administrator) on page BBSW of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) as of 10:30 a.m. (Sydney time) on the first day of the relevant period for Australian Dollars and for a period equal to the Interest Period of that BBSY Loan. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate; and

(ii) 0.05% per annum

or

(c) if (x) for any reason that rate is not displayed for a term equivalent to that period or (y) the basis on which that rate is calculated or displayed is changed and in the reasonable opinion of the Required Lenders it ceases to reflect the Lenders’ cost of funding to the same extent as at the date of this Agreement, then “BBSY Rate” will be the rate determined by the Administrative Agent (acting reasonably) to be the sum of:

(i) one of the following rates:

(A) the rate representing the view (if any and applied to the relevant period) which respondents to the NCDSURVEY 10AM survey conducted by ASX Benchmarks Pty Limited (or any other person which takes over the conduct of that survey) are asked to submit to the relevant conductor of the survey; or

(B) (if the rate referred to in sub-clause (A) is not available), the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Australian Reference Banks as the mid discount rate (expressed as a yield percent to maturity) observed by the relevant Australian Reference Bank for marketable parcels of Australian Dollar denominated bank accepted bills and negotiable certificates of deposit accepted or issued by Prime Banks (being a bank determined by the Australian Finance Markets Association (or any other person which takes over the administration of the Australian Bank Bill Swap Reference Rate (Bid) for Australian Dollars) as being a Prime Bank or an acceptor or issuer of bills of exchange or negotiable certificates of deposit for the purposes of calculating that rate. If ASX Benchmarks Pty Limited or such other person ceases to make such determination, the Prime Banks shall be the Prime Banks last so appointed), and which mature on the last day of the relevant period or in the same half month period under market conventions; or

(C) (if there is no observable market rate for marketable parcels of Prime Bank Australian Dollar securities referred to in sub-clause (B) above), the rate at which the relevant Australian Reference Bank could borrow funds in Australian Dollars in the Australian interbank market and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market sizes and for that period; and

(ii) 0.05% per annum;

provided that if the BBSY Rate or any such Interpolated Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“BBSY Screen Rate” has the meaning set forth in the definition of “BBSY Rate”.

“Benchmark” means, initially, with respect to any (i) Term Benchmark Loan, the Relevant Rate for such Agreed Currency or (ii) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency; provided that, if a Benchmark Transition Event has occurred with respect to any then-current “Benchmark” for any Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any applicable Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body for the applicable Agreed Currency or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for syndicated credit facilities at such time for the applicable Agreed Currency and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark for any Agreed Currency with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Company, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Company, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the Term SOFR Administrator, Term CORRA Administrator, SONIA Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event with respect to any applicable Benchmark, the earlier of (a) the applicable Benchmark Replacement Date with respect to each Benchmark and (b) if such Benchmark Transition Event with respect to such Benchmark is a public statement or publication of information of a prospective event, the 90th day prior to the expected day of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any applicable Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) a Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bilateral Letter of Credit Facility” means any letter of credit facility or bank guarantee facility of the Company or any Subsidiary entered into with a Lender or an Affiliate of a Lender, in each case, other than pursuant to this Agreement and including, without limitation, any letter of credit facility or bank guarantee facility of the Borrower existing on the Closing Date that was entered into prior to the Closing Date with a Person that is a Lender or an Affiliate of a Lender on the Closing Date.

“Borrower” means, as applicable, the Company or any Subsidiary Borrower designated from time to time by the Company until (in the case of any Subsidiary Borrower) such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 9.20.

“Borrower Communications” has the meaning set forth in Section 8.09(c).

“Borrower Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E.

“Borrowing” means Loans of the same Type, made to the same Borrower, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by a Borrower as a date on which such Borrower requests the Lenders to make Loans hereunder.

“Borrowing Request” means a request by a Borrower for a Borrowing in a form and substance reasonably approved by such Borrower and the Administrative Agent, and signed by such Borrower and delivered in accordance with Section 2.03; provided that if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be, (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only a RFR Business Day, (c) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day, (d) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto, Canada and (e) if such day relates to (x) any Loans denominated in Australian Dollars, or (y) payment or purchase of Australian Dollars, any day on which banks are open for general business in Sydney, Australia.

“Calculation Date” means (a) the last calendar day of each month (or, if such day is not a Business Day, the next succeeding Business Day); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar quarter and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the available balance thereof; and (c) at any time when an Event of Default shall have occurred and be continuing, any other Business Day which the Administrative Agent may determine in its sole discretion to be a Calculation Date.

“Canadian Dollars” means the lawful and freely transferable currency of Canada (expressed in Canadian dollars).

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if any the above rates shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Canadian Prime Rate Loan” means a Loan that bears interest at a rate based on the Canadian Prime Rate.

“Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under U.S. GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.

“Capped Adjustments” means any additions, addbacks and adjustments to Consolidated EBITDA pursuant to clauses (vi) and (x) of the definition of “Consolidated EBITDA”.

“Cash Collateralization Deadline” has the meaning set forth in Section 2.20(c).

“Cash Management Services” means any services provided from time to time to the Company or any of its Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Change in Law” means the occurrence after the date of this Agreement, or with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date but excluding (i) any employee benefit plan of the Company or any Subsidiary and any Person acting as the trustee, agent or other fiduciary or administrator therefor and (ii) any underwriter in connection with any offering of equity interests), of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) the occurrence of a “change in control“ (or similar event, however denominated) with respect to the Company under and as defined in any indenture or other agreement or instrument in respect of any Indebtedness for borrowed money of the Company in an aggregate outstanding principal amount of at least $300,000,000. Notwithstanding anything to the contrary in this definition or any provision of the Exchange Act, no Person or “group” shall be deemed to beneficially own equity interests to be acquired by such Person or “group” pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement until the consummation of the acquisition of the equity interests in connection with the transactions contemplated by such agreement.

“Charges” has the meaning set forth in Section 9.17.

“Closing Date” has the meaning set forth in Section 4.01(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.01(c) or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, or in the New Lender Supplement pursuant to which such Lender shall have become a party hereto, as applicable.

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Commitment Fee Rate” has the meaning set forth in Section 2.09(a).

“Communications” has the meaning set forth in Section 8.03(c).

“Company” has the meaning set forth in the preamble hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D of a responsible officer, treasurer or assistant or deputy treasurer of the Company containing information and calculations required to demonstrate compliance with Section 6.03 (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including, without limitation, amortization of turnaround costs, goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Subsidiaries for such period on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income of such Person for such period, plus (without duplication):

(i) provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Subsidiaries for such period, franchise taxes and foreign withholding taxes and including an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(ii) Consolidated Depreciation and Amortization Expense of such Person and its Subsidiaries for such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(iii) the sum of (a) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capitalized Lease Obligations, and the net of the effect of all payments made or received pursuant to Swap Contracts (but excluding any non-cash interest expense attributable to the mark-to-market valuation of Swap Contracts or other derivatives pursuant to GAAP) and excluding amortization or write-off of deferred financing fees and expensing of any other financing fees, including any expensing of bridge or commitment fees and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Borrower’s outstanding Indebtedness; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging, as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus (b) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus (c) all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP; minus (d) the consolidated interest income of such Person and its Subsidiaries for such period, whether received or accrued, to the extent that the foregoing were deducted or included, in the case of clause (d), in computing such Consolidated Net Income; plus

(iv) any other non-cash losses, charges and expenses of such Person and its Subsidiaries (including write-offs and write-downs) for such period, to the extent that such non-cash charges were included in computing such Consolidated Net Income; plus

(v) any losses from foreign currency transactions (including losses related to currency remeasurements of Indebtedness) of such Person and its Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(vi) any cost savings, operating expense reductions, operating improvements and cost synergies permitted to be added back to Consolidated EBITDA pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, expenses attributable to the implementation of such cost savings initiatives and costs and expenses related to employment of terminated employees incurred by such Person during such period to the extent such costs and expenses were deducted in computing Consolidated Net Income); provided that the aggregate Capped Adjustments added back to Consolidated EBITDA for any period pursuant to this clause (vi), when taken together with the aggregate amount of all other Capped Adjustments added back to Consolidated EBITDA for such period, shall not exceed the Shared Cap (determined after giving effect to any Capped Adjustment); plus

(vii) losses in respect of post-retirement benefits of such Person and its Subsidiaries, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(viii) the amount of fees, indemnities and expenses incurred or reimbursed by such Person and its Subsidiaries permitted hereunder; plus

(ix) any proceeds from business interruption insurance received by such Person and its Subsidiaries during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(x) any restructuring or extraordinary, unusual or non-recurring cash charges, severance, relocation, integration, recruiting, retention or transition costs, business optimization expenses or costs or expenses related to closure/consolidation of facilities; provided that the aggregate Capped Adjustments added back to Consolidated EBITDA for any period pursuant to this clause (x), when taken together with the aggregate amount of all other Capped Adjustments added back to Consolidated EBITDA for such period, shall not exceed the Shared Cap (determined after giving effect to any Capped Adjustment); plus

(xi) any contingent or deferred payments (including, without limitation, earn-out payments, noncompete payments and consulting payments) and expenses related thereto incurred in connection with any acquisition or other investment and paid or accrued during the applicable period; plus

(xii) any fees, expenses or cash charges related to any equity offering, debt offering, investment, acquisition or Indebtedness permitted to be incurred by or in connection with this Agreement including any refinancing thereof (in each case, whether or not successful) and any amendment or modification to the terms of any such transactions; minus

(xiii) the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(xiv) any gains from foreign currency transactions (including gains related to currency remeasurements of Indebtedness) of such Person and its Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(xv) non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period.

For the purposes of calculating Consolidated EBITDA for any Test Period for the purposes of any determination of Consolidated Leverage Ratio, if during such Test Period the Borrower or any Subsidiary shall have consummated a Material Disposition or Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such Test Period.

“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Net Debt of the Company and its Subsidiaries as of the end of such Test Period to (b) Consolidated EBITDA of the Company and its Subsidiaries for such Test Period.

“Consolidated Net Income” means, for any Person for any period, the net income of such Person and its consolidated Subsidiaries, determined on a consolidated basis for such period in accordance with GAAP.

“Consolidated Tangible Assets” means, at any date, Consolidated Total Assets minus (without duplication) the net book value of all assets which would be treated as intangible assets, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any date, the net book value of all assets of the Company and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada or any successor administrator.

“CORRA Loan” means a Loan that bears interest at a rate based on the Adjusted Term CORRA Rate.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.21.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Loans and (b) such Lender’s LC Exposure at such time (to the extent such LC Exposure has not been ratably funded by the Lenders and remains outstanding at such time).

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to SONIA for the day that is five RFR Business Days prior to (a) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (b) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day; provided that if the Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning set forth in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Borrower any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request in writing by a Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) other than via an Undisclosed Administration, has become the subject of a Bankruptcy Event or a Bail-In Action.

“Disqualified Stock” shall mean, with respect to any Person, any capital stock of such Person other than common Equity Interests or Qualified Preferred Stock of such Person.

“Documentation Agents” means the Documentation Agents identified on the cover page of this Agreement.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” or “$” refers to lawful money of the United States of America.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU Legislation” means legislative measures of the European Union (including, without limitation, the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements with any Governmental Authority, relating in any way to pollution, the protection of the environment, including natural resources, or health and safety, or to Hazardous Materials.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means, in each case with respect to a Plan, (a) a Lien of the PBGC shall be filed against the Company under Section 4068 of ERISA and such Lien shall remain undischarged for a period of 180 days after the date of filing, (b) the Company shall fail to pay, within 90 days of the due date, any material amount which it shall have become liable to pay to the PBGC or to the Plan under Title IV of ERISA, (c) a determination that the Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to the Plan, (e) the receipt by the Company from the PBGC or a plan administrator of any notice relating to the intention to terminate or cause a trustee to be appointed to administer the Plan and such proceeding shall not have been dismissed or (f) conditions contained in Section 303(k)(l )(A) of ERISA for imposition of a lien shall have been met with respect to the Plan and a lien is placed on the Plan that remains undischarged for a period of 90 days.

“Erroneous Payment” has the meaning set forth in Section 9.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 9.14(d).

“Erroneous Payment Return Deficiency,” has the meaning set forth in Section 9.14(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 9.14(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“EURIBOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBOR Rate.

“EURIBOR Loan” means a Loan that bears interest at a rate based on the EURIBOR Screen Rate.

“EURIBOR Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period; provided that if the EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters published at approximately 11:00 a.m. Brussels time on the applicable date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate.

“Euros” or “€” means the single currency of the Participating Member States.

“Events of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to the Company or any of its Subsidiaries, any Specified Swap Obligation if, and to the extent that, all or a portion of the guarantee of the Company or a Subsidiary of, or the grant by the Company or such Subsidiary of a security interest to secure, such Specified Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of the Company or such Subsidiary’s failure for any reason to constitute an ECP at the time the guarantee of the Company or such Subsidiary or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because the Company or such Subsidiary is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of the Company or such Subsidiary or the grant of such security interest becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated) or net profits and franchise Taxes (imposed in lieu of net income Taxes) by any jurisdiction as a result of such party being organized or resident, having its principal office or applicable lending office or doing business in such jurisdiction or having any other present or former connection with such jurisdiction (other than a business or other connection deemed to arise solely from such person having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced and/or engaged in any activities contemplated with respect to, this Agreement), (b) any withholding or Taxes attributable to any person’s failure to comply with any of Section 2.13(e), (f) and (i) of this Agreement, (c) any U.S. federal withholding Tax that is imposed pursuant to a law in effect at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender or its assignor, if any, was entitled, immediately prior to such designation of a new lending office or assignment, to receive additional amounts from any Borrower with respect to any Tax pursuant to Section 2.13 and other than pursuant to an assignment request of any Borrower under Section 2.15, (d) any Tax in the nature of the branch profits Tax within the meaning of Section 884(a) of the Code and any similar Tax imposed by any jurisdiction described in clause (a) above and (e) any withholding Taxes that are imposed pursuant to FATCA.

“Existing ABL Credit Agreement” means that certain Revolving Credit Agreement, dated as of November 30, 2016 (as amended, amended and restated, supplemented or otherwise modified from time prior to the Closing Date), by and among Vertiv Intermediate Holding II Corporation, Vertiv Group Corporation, the other borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative agent, the collateral agents party thereto and the other agents, arrangers bookrunners and lenders party thereto.

“Existing Letter of Credit” means (a) any letter of credit that is set forth on Schedule 2.20A hereto and (b) any other letter of credit that is issued by any Issuing Bank for the account of the Company or any Subsidiary and, subject to compliance with the requirements set forth in Section 2.20 as to the maximum LC Exposure and expiration of Letters of Credit, is designated as an “Existing Letter of Credit” by written notice thereof by the Company and such Issuing Bank to the Administrative Agent (which notice shall contain a representation and warranty by the Borrower as of the date thereof that the conditions precedent set forth in Sections 4.02(a), 4.02(b) and 4.02(c) shall be satisfied immediately after giving effect to such designation).

“Existing Senior Secured Notes” means the $850,000,000 in aggregate principal amount of the Vertiv Group Corporation 4.125% Senior Secured Notes due 2028 issued pursuant to the Existing Senior Secured Notes Indenture.

“Existing Senior Secured Notes Indenture” means the Indenture, dated as of October 22, 2021, among Vertiv Group Corporation, Vertiv Intermediate Holding II Corporation, the subsidiary guarantors party thereto from time to time and UMB Bank, N.A., as trustee and collateral agent (as amended, amended and restated, supplemented or otherwise modified from time prior to the Closing Date).

“Existing TLB Credit Agreement” means that certain Term Loan Credit Agreement, dated as of March 2, 2020 (as amended, amended and restated, supplemented or otherwise modified from time prior to the Closing Date), by and among Vertiv Intermediate Holding II Corporation, Vertiv Group Corporation, Citibank, N.A., as administrative agent, and the other agents, arrangers bookrunners and lenders party thereto.

“Extension Request” means a written request from the Company to the Administrative Agent requesting an extension of the Final Maturity Date pursuant to Section 2.21.

“Facility” means the Loans and the Commitments, in each case, provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“FATCA” means Sections 1471-1474 of the Code as of the date of this Agreement (or any successor Code provisions that are substantively similar thereto and which do not impose criteria that are materially more onerous than those contained in such Sections as of the date of this Agreement), any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(l) of the Code, any intergovernmental agreements implementing any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereto.

“Fee Letter” means that certain fee letter, dated as of January 26, 2026, by and among the Company and the Lead Arrangers party thereto.

“Fee Letters” means the Agency Fee Letter and the Fee Letter.

“Final Maturity Date” means the later of (a) the fifth anniversary of the Closing Date and (b) if the maturity date is extended pursuant to Section 2.21, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, then the Final Maturity Date shall be the immediately preceding Business Day.

“Fitch” means Fitch, Inc. or any successor thereto.

“Floor” means 0.00%.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction outside the United States, any state thereof or the District of Columbia, Canada or England & Wales. Unless otherwise qualified, all references to a “Foreign Subsidiary” or to “Foreign Subsidiaries” in this Agreement shall refer to a Foreign Subsidiary or Foreign Subsidiaries of the Company.

“Foreign Subsidiary Borrower” means any Subsidiary Borrower that is a Foreign Subsidiary.

“Fronting Fee” has the meaning set forth in Section 2.09(e).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning set forth in Section 10.01(a).

“Guaranteed Services Agreement” means an agreement by virtue of which the Administrative Agent, any Lender, any of their respective Affiliates or any other Person (each, a “Banking Services Provider”) provides Banking Services to the Company or any of its Subsidiaries.

“Hazardous Materials” means any substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radioactive materials, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit B-1.

“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all Capitalized Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, demand guarantees and similar independent undertakings, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided that Indebtedness shall not include (i) trade payables, accrued expenses or similar obligations to a trade creditor, (ii) any (A) earn-out or holdback obligations, unless such earn-out or holdback obligation has not been paid after 30 days of becoming due and payable and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (B) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business, (iv) customer deposit and advances, and interest payable thereon, in the ordinary course of business in accordance with customary trade terms and (v) Indebtedness that has been defeased or satisfied and discharged in accordance with the documentation governing such Indebtedness.

“Indemnified Taxes” means Taxes (other than Excluded Taxes and Other Taxes) that are imposed on or with respect to any payment by, or on account of an obligation of, any Borrower hereunder.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Index Debt” means senior unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any Person other than a Subsidiary Guarantor or subject to any other credit enhancement.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Company or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Final Maturity Date, (b) with respect to any RFR Loan, (i) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (ii) the Final Maturity Date and (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Final Maturity Date.

“Interest Period” means, (a) with respect to any Term Benchmark Borrowing in Dollars, Australian Dollars or Euros, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as the relevant Borrower may elect and (b) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for Canadian Dollars), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Final Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” shall mean, at any time, (a) [reserved] and (b) with respect to any Term SOFR Loan, Term CORRA Loan or BBSY Loan for any Interest Period, the rate which results from interpolating on a linear basis between (i) the Term SOFR Reference Rate, Term CORRA Reference Rate or BBSY Screen Rate, as applicable, for the longest period (for which such Term SOFR Reference Rate, Term CORRA Reference Rate or BBSY Screen Rate is available) which is less than the Interest Period of that Loan, and (ii) the Term SOFR Reference Rate, Term CORRA Reference Rate or BBSY Screen Rate, as applicable, for the shortest period (for which such Term SOFR Reference Rate or BBSY Screen Rate is available) which exceeds the Interest Period of that Loan, each as of 11:00 a.m. Local Time, two Business Days before the first day of the applicable Interest Period.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Citibank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association, Goldman Sachs Bank USA, ING Capital LLC, PNC Bank, National Association and each other Lender so designated as an “Issuing Bank” by any Borrower with such Lender’s consent and with prior written notice to the Administrative Agent, in its capacity as the issuer of Letters of Credit hereunder, and any of their successors in such capacity as provided in Section 2.20(i)(1). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Individual Sublimit” means, (a) for each of the Issuing Banks party hereto on the Closing Date, the amount set forth in the schedule below next to such Issuing Bank’s name, (b) for each Issuing Bank that replaces a previous Issuing Bank pursuant to Section 2.20(i)(1), the Issuing Bank Individual Sublimit of the replaced Issuing Bank that was in effect immediately prior to the replacement and (c) for each additional Issuing Bank added pursuant to Section 2.20(i)(2), an amount agreed among the Company, the Administrative Agent and such additional Issuing Bank.

Issuing Bank	Issuing Bank Individual Sublimit
JPMorgan Chase Bank, N.A.	$214,285,714.29
Citibank, N.A.	$214,285,714.29
Bank of America, N.A.	$214,285,714.29
Wells Fargo Bank, National Association	$214,285,714.29
Goldman Sachs Bank USA	$214,285,714.28
ING Capital LLC	$214,285,714.28
PNC Bank, National Association	$214,285,714.28

“Issuing Bank Issued Amount” means, with respect to each Issuing Bank, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time issued by such Issuing Bank plus (b) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Judgment Currency” has the meaning set forth in Section 9.10.

“LC Collateral Account” has the meaning set forth in Section 2.20(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit at such time.

“Lead Arrangers” means the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of the court and principles of good faith and fair dealing, the limitation of enforcement by laws relating to insolvency or reorganization and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b) the time barring of claims under applicable laws and defenses of acquiescence, set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c) the principle that a court may construe a security interest expressed to be created by way of fixed security as being floating security;

(d) the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f) the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(g) similar principles, rights and defenses under the laws of any relevant jurisdiction to the extent that they are relevant and applicable; and

(h) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion delivered pursuant to the Loan Documents.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning set forth in Section 9.03(c).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to a New Lender Supplement or an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” means, collectively or individually, as appropriate, any Existing Letter of Credit or any Letter of Credit issued pursuant to this Agreement.

“Letter of Credit Application” means any letter of credit application (or similar form or request) on the Applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, lien, security interest, charge, conditional sale or other title retention agreement or other similar encumbrance.

“Loan Document” means this Agreement, any guarantee agreement entered into by any Subsidiary of the Company in favor of the Administrative Agent for the benefit of the Lenders and Issuing Banks, any Letter of Credit, any Letter of Credit Application and any Borrower Joinder Agreement.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Acquisition” means any acquisition by the Company or any Subsidiary that involves consideration in excess of $750,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent or the Lenders hereunder.

“Material Disposition” means any sale, transfer or other disposition or series of related sales, transfers or other dispositions, of any property or assets by the Company or any Subsidiary that yields gross proceeds (whether cash or non-cash) to the Company and the Subsidiaries in excess of $750,000,000.

“Maximum Liability” has the meaning set forth in Section 10.01(b).

“Maximum Rate” has the meaning set forth in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Debt” means Total Indebtedness minus 75% of all unrestricted cash, cash equivalents (as defined in accordance with GAAP) and U.S. Treasury Bills of the Company and its Subsidiaries.

“New Lender” has the meaning set forth in Section 2.01(c)(i).

“New Lender Supplement” has the meaning set forth in Section 2.01(c)(i).

“Non-Extending Lender” has the meaning set forth in Section 2.21(a).

“Non-U.S. Lender” has the meaning set forth in Section 2.13(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org or any successor source.

“Obligations” means (a) the due and punctual payment by the Borrower of the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans and all LC Exposure when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) the due and punctual payment or performance by the Borrower of all other monetary obligations under this Agreement, any other Loan Document or Letter of Credit, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (c) without duplication of any of the foregoing, the Erroneous Payment Subrogation Rights.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13(g) or 2.15), excluding, for the avoidance of doubt, Excluded Taxes.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“Participating Member State” means a member of the European Communities that has the Euro as its currency in accordance with EMU Legislation.

“Participation Fee” has the meaning set forth in Section 2.09(e).

“Payment Recipient” has the meaning set forth in Section 9.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity thereto performing similar functions.

“PDF”, when used in reference to notices via e-mail attachment, means portable document format or a similar electronic file format.

“Periodic Term CORRA Determination Day” has the meaning set forth in the definition of “Term CORRA”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a “multiemployer plan” within the meaning of Section 3(37) of ERISA ) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Assets Regulation” means the regulation promulgated by the U.S. Department of Labor and codified in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Cost Savings” means an amount equal to the amount of cost savings, operating expense reductions and operating improvements (including the entry into any material contract or arrangement) and cost synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by the Borrower (or any successor thereto) or any Subsidiary within 18 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that (a) such cost savings, operating expense reductions, operating improvements and cost synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower (or any successor thereto)) and are reasonably anticipated to be realized within 18 months after the date of such pro forma calculation and (b) no cost savings, operating expense reductions, operating improvements and cost synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that (i) the aggregate amount added back in respect of the foregoing proviso (or otherwise added back to Consolidated EBITDA), when taken together with the aggregate amount of all other Capped Adjustments added back to Consolidated EBITDA for such period, shall not exceed 15% of Consolidated EBITDA for such period (determined after giving effect to any Capped Adjustment) (such limitation, the “Shared Cap”) and (ii) the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated EBITDA) shall no longer be permitted to be added back to Consolidated EBITDA to the extent the cost savings, operating expense reductions, operating improvements and cost synergies have not been achieved within 18 months of the action or event giving rise to such cost savings, operating expense reductions, operating improvements and cost synergies.

“Pro Rata Percentage” means, with respect to any Lender, with respect to Loans or LC Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitments of all Lenders (if the Commitments have terminated or expired, the Pro Rata Percentages shall be determined based upon such Lender’s share of the aggregate Credit Exposure at that time).

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.21.

“Qualified Acquisition” means any acquisition or series of related acquisitions, all or any portion of which is debt-financed (or which involves the assumption of debt) and that involves cash consideration of at least $750,000,000.

“Qualified Acquisition Election” has the meaning set forth in Section 6.03.

“Qualified Preferred Stock” shall mean any preferred capital stock of the Subsidiaries of the Company so long as the terms of any such preferred capital stock (a) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the 91st day after the Final Maturity Date as of the date such Qualified Preferred Stock was issued other than (i) provisions requiring payment solely (or with provisions permitting such Subsidiary, as applicable, to opt to make payment solely) in the form of common Equity Interests or Qualified Preferred Stock of such Subsidiary or cash in lieu of fractional shares, as applicable, or any Equity Interests of the Company or any of its Subsidiaries, as applicable, (ii) provisions requiring payment solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the payment in full of all Obligations in cash (other than unasserted contingent indemnification obligations) or such payment is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder) and (iii) with respect to preferred capital stock issued to any plan for the benefit of employees of any Subsidiary of the Borrower or by any such plan to such employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations and (b) give any Subsidiary the option to elect to pay such dividends or distributions on a non-cash basis or otherwise do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in an Event of Default hereunder.

“Rating” means, with respect to the rating by S&P, Moody’s or Fitch at any time, (a) the public rating assigned by S&P, Moody’s or Fitch, as the case may be, to the Index Debt of Company at such time or (b) if S&P, Moody’s or Fitch, as the case may be, shall not have in effect at such time a rating referred to in clause (a), then the public corporate rating (however denominated) assigned by S&P, Moody’s or Fitch, as the case may be, to Company at such time.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Issuing Bank, as applicable or (d) any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” has the meaning set forth in Section 9.08.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (d) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto, (e) with respect to a Benchmark Replacement in respect of Loans denominated in Australian Dollars, the Australian Securities Exchange or a committee officially endorsed or convened by the Australian Securities Exchange and (f) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (b) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (c) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted Term CORRA Rate, (d) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the BBSY Rate or (e) with respect to any RFR Borrowing denominated in Sterling, the Daily Simple RFR.

“Relevant Screen Rate” means (a) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (b) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (c) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the BBSY Screen Rate or (d) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA, as applicable.

“Reporting Time” has the meaning set forth in Section 2.20(k).

“Required Lenders” means, at any time, Lenders having Credit Exposures (Dollar Equivalent) and unused Commitments (Dollar Equivalent) representing more than 50.01% of the sum of the total Credit Exposures (Dollar Equivalent) and unused Commitments (Dollar Equivalent) at such time and based upon the Dollar Equivalent then in effect.

“Reset Date” means the second Business Day following each Calculation Date, provided that, in connection with any Calculation Date designated pursuant to clause (b) of the definition thereof, the applicable Reset Date shall be such Calculation Date.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Date” has the meaning set forth in Section 2.21(a).

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“RFR Business Day” means, for any Loan denominated in Sterling, any day except for (a) a Saturday, (b) a Sunday or (c) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning set forth in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple RFR.

“S&P” means S&P Global Ratings or any successor thereto.

“Sanctioned Country” means a country or territory which at any time is the subject of any Sanctions (at the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, any Person subject or target of any Sanctions, including at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including OFAC, the U.S. Department of State, the United Nations Security Council or any similar list maintained by the European Union or any EU member state or the United Kingdom, (b) any Person organized or ordinarily resident in a Sanctioned Country or (c) any Person directly or indirectly 50% or more owned by, or otherwise controlled by, any Person or Persons referenced in clauses (a) or (b) (including without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations or orders).

“Sanctions” means economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Shared Cap” shall have the meaning provided to such term in the definition of ”Pro Forma Cost Savings”.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on the Term SOFR Rate.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Ancillary Obligations” means all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Subsidiaries, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Banking Services Providers under any Guaranteed Services Agreement; provided that the definition of “Specified Ancillary Obligations” shall not create or include any guarantee by the Company of any Excluded Swap Obligations of the Company or any of its Subsidiaries for purposes of determining any obligations of the Company or any of its Subsidiaries.

“Specified Swap Obligation” means, with respect to any Subsidiary, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise specified, all references to a “Subsidiary” in this Agreement shall refer to a Subsidiary of the Company.

“Subsidiary Borrower” means any Subsidiary that becomes a party hereto pursuant to Section 9.20, in each case until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 9.20.

“Subsidiary Guarantor” has the meaning set forth in Section 9.19(a).

“Supported QFC” has the meaning set forth in Section 9.21.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Syndication Agents” means the Syndication Agents identified on the cover page of this Agreement.

“T2” means the real time gross settlement system operated by the Eurosystem or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate, the EURIBOR Rate, the Adjusted Term CORRA Rate or the BBSY Rate.

“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services, Inc., TSX, Inc. or any successor administrator.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, as of any date, the period of four consecutive fiscal quarters of the Company then most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 5.01(a) or Section 5.01(b), as applicable, (or, prior to the first such delivery, the period of four consecutive fiscal quarters of the Company ended December 31, 2025).

“Total Indebtedness” means, as of any date, the sum of the aggregate principal amount of indebtedness of the Company and its Subsidiaries outstanding as of such date in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, but excluding in any event obligations of the Company or any Subsidiary as an account party or applicant in respect of acceptances, letters of credit, bank guarantees, surety bonds, letters of guaranty or similar arrangements unless such acceptance, letter of credit, bank guarantees, surety bond or letter of guaranty either is drawn or payable or supports an obligation that is drawn or payable; provided that, notwithstanding the foregoing, Total Indebtedness shall not include (a) any indebtedness incurred by the Company or any of its Subsidiaries to the extent the proceeds thereof are (i) intended to be used to finance one or more acquisitions or investments not prohibited hereunder and (ii) held by the Company or any Subsidiary in a segregated account pending such application (or pending the redemption or prepayment of such indebtedness in the event such acquisition or investment is not consummated), until such time as such proceeds are released from such segregated account (for the avoidance of doubt, any such indebtedness shall not constitute unrestricted cash for the purpose of the definition of “Net Debt” if such indebtedness is excluded from this clause (a)); (b) indebtedness between or among the Company and its Subsidiaries and (c) any earn-out obligation, deferred purchase price obligation, contingent post-closing purchase price adjustments or indemnification payments in connection with any acquisition, investment or disposition, including any acquisition, investment or disposition consummated prior to the Closing Date.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and issuance of Letters of Credit hereunder and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the EURIBOR Rate, the Adjusted Term CORRA Rate, the BBSY Rate, the Daily Simple RFR, the Alternate Base Rate or the Canadian Prime Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if Applicable Law requires that such appointment not be disclosed.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.21.

“U.S. Treasury Bills” means direct obligations of the United States of America or any of its agencies maturing or being due or payable in full not more than one (1) year after acquisition thereof.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., “ABR Loan” or “Term Benchmark Loan”). Borrowings also may be classified and referred to by Type (e.g., an “ABR Borrowing” or “Term Benchmark Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (b) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04 Interest Rates. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.05 Currency Translation.

(a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or RFR Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 1.06 Code of Banking Practice (Australia). The parties agree that the Code of Banking Practice (Australia) does not apply to the Loan Documents nor the transactions under them.

SECTION 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments; Additional Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in Dollars or an Alternative Currency to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Dollar Equivalent of such Lender’s Credit Exposure exceeding such Lender’s Commitment. Within the foregoing limit and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans, except that no borrowing or reborrowing may occur after the Availability Period. The Loans denominated in Dollars shall in each case be ABR Loans or SOFR Loans, as each Borrower shall request. The Loans denominated in Euros shall in each case be EURIBOR Loans. The Loans denominated in Canadian Dollars shall in each case be CORRA Loans or Canadian Prime Rate Loans, as each Borrower shall request. The Loans denominated in Sterling shall in each case be RFR Loans. The Loans denominated in Australian Dollars shall in each case be BBSY Loans.

(i) Not later than 11:00 a.m., Local Time, two Business Days preceding the Borrowing Date with respect to each Borrowing (or, in the case of a ABR Borrowing or Canadian Prime Rate Borrowing at a time when a Loan denominated in an Alternative Currency shall be outstanding, promptly on such Borrowing Date), the Administrative Agent shall determine the Dollar Equivalent with respect to Alternative Currencies as of such date and give notice thereof to the applicable Borrower and the Lenders. The Dollar Equivalent so determined shall become effective on such Borrowing Date for the purposes of determining the availability under the Commitments (it being understood that such availability shall be calculated and determined by applying such Dollar Equivalent to the aggregate principal amount of Loans made in an Alternative Currency to the applicable Borrower which are outstanding on such Borrowing Date).

(b) Not later than 2:00 p.m., New York City time, on each Calculation Date (so long as any Loan denominated in an Alternative Currency shall be outstanding), the Administrative Agent shall determine the Dollar Equivalent with respect to such Alternative Currency as of such Calculation Date and give notice thereof to the applicable Borrower and the Lenders. The Dollar Equivalent so determined shall become effective on the next succeeding Reset Date. If, on any Reset Date, the total Credit Exposure (Dollar Equivalent) exceeds an amount equal to 105% of the total Commitments, then the applicable Borrower shall, within three Business Days after notice thereof from the Administrative Agent, prepay Loans in an amount such that, after giving effect thereto, the total Credit Exposure (Dollar Equivalent) does not exceed the total Commitments (such calculation to be made using the Dollar Equivalent that is effective on such Reset Date); provided that any such prepayment shall be accompanied by accrued interest to the extent required by Section 2.10 but shall be without premium or penalty of any kind (other than any payments required under Section 2.16).

(c) The Company and any one or more Lenders (including New Lenders) may, with the consent of the Administrative Agent and the Issuing Banks (such consent not to be unreasonably withheld or delayed) if such consent would be required pursuant to Section 9.04(b), at any time after the Closing Date, agree that such Lenders shall obtain or increase the amount of their Commitments by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (x) the amount of such increase and (y) the applicable Increased Facility Closing Date; provided that: (1) without the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed), the aggregate amount of the total Commitments may not be increased by an amount greater than $1,000,000,000, (2) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $5,000,000 (or approximately the Alternative Currency equivalent, as the case may be), (3) no Event of Default shall have occurred and be continuing on such Increased Facility Closing Date or shall result from the proposed increase and (4) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Increased Facility Closing Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees in writing to do so in its sole discretion. The Administrative Agent shall promptly give notice to all Lenders of any such increase.

(i) Any additional bank, financial institution or other entity which, with the consent of the Company, the Administrative Agent and the Issuing Banks (not to be unreasonably withheld, delayed or conditioned and solely required to the extent that the Administrative Agent and/or the Issuing Banks would have had a consent right in the event of an assignment to such New Lender pursuant to Section 9.04(b)), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.01(c)(i) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit B-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(ii) On each Increased Facility Closing Date with respect to which there are Loans then outstanding, the New Lender(s) under such Facility and/or the Lender(s) that have increased their Commitments shall make Loans, the proceeds of which will be used to prepay the Loans of other Lenders under such Facility, so that, after giving effect thereto, the resulting Loans outstanding under such Facility are allocated ratably among the Lenders under such Facility in accordance with Section 2.02 based on their respective unused Commitments under such Facility after giving effect to such Increased Facility Closing Date.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective unused Commitments. Subject to Section 2.11, each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Subject to Section 2.11, each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans. Subject to Section 2.11, each Borrowing denominated in Canadian Dollars shall be comprised entirely of CORRA Loans or Canadian Prime Rate Loans as the Borrower may request in accordance herewith. Subject to Section 2.11, each Borrowing denominated in Sterling shall be comprised entirely of RFR Loans. Subject to Section 2.11, each Borrowing denominated in Australian Dollars shall be comprised entirely of BBSY Loans.

(b) The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(c) Each Lender and Issuing Bank at its option may make any Loan or issue any Letter of Credit by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan or issue such Letter of Credit; provided that any exercise of such option shall not affect the obligations of the Borrower in respect of such Loan or Letter of Credit in accordance with the terms of this Agreement.

(d) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $10,000,000 for Term Benchmark Borrowings; provided that each such Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of a Dollar Equivalent of $1,000,000 and not less than a Dollar Equivalent of $10,000,000; provided that an ABR Borrowing or Canadian Prime Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Term Benchmark Borrowings or RFR Borrowings outstanding.

(e) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Final Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the applicable Borrower (or the Company on its behalf) shall deliver to the Administrative Agent a Borrowing Request (a) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing, (b) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing, (c) in the case of a Term Benchmark Borrowing denominated in Canadian Dollars, not later than 12:00 p.m., New York City time, three Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing, (d) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five RFR Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing, (e) in the case of a Term Benchmark Borrowing denominated in Australian Dollars, not later than 12:00 p.m., New York City time, four Business Days (or such later date as the Administrative Agent may agree) before the date of the proposed Borrowing, (f) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time (or such later time as the Administrative Agent may agree), on the date of the proposed Borrowing or (g) in the case of a Borrowing of Canadian Prime Rate Loans, not later than 11:00 a.m., New York City time (or such later time as the Administrative Agent may agree), on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and may be provided by hand delivery or email with PDF attachment to the Administrative Agent of a written Borrowing Request; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(1) the aggregate amount and currency of the requested Borrowing;

(2) the date of such Borrowing, which shall be a Business Day;

(3) in the case of Borrowings denominated in Dollars, whether such Borrowing is to be a ABR Borrowing or a SOFR Borrowing;

(4) in the case of Borrowings denominated in Canadian Dollars, whether such Borrowing is to be a Term CORRA Borrowing or a Canadian Prime Rate Borrowing;

(5) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(6) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing made in Dollars. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by (i) with respect to any Term Benchmark Loan, RFR Loan or Canadian Prime Rate Loans, 12:00 p.m., New York City time and (ii) with respect to any ABR Loan, 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.20(e) shall be remitted by the Administrative Agent to the Applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then (x) the Administrative Agent shall notify the applicable Borrower of such inaction promptly following the Administrative Agent’s discovery of such inaction and (y) the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate (or, in the case of Loans in an Alternative Currency, such other customary overnight rate as shall be specified by the Administrative Agent) or (ii) in the case of such Borrower, the interest rate applicable to such Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, during or after the Availability Period, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the applicable Borrower (or the Company on its behalf) shall notify the Administrative Agent of such election by telephone or in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or email with PDF attachment to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(1) the Agreed Currency and principal amount of Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (3) and (4) below shall be specified for each resulting Borrowing);

(2) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(3) whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars), a Canadian Prime Rate Borrowing (in the case of Borrowings denominated in Canadian Dollars), a Term Benchmark Borrowing or an RFR Borrowing; and

(4) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If any Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing in the same Agreed Currency for an additional Interest Period of one month.

SECTION 2.06 Termination and Reduction of Commitments.

(a) Unless previously reduced or terminated pursuant to this Section 2.06, each Lender’s Commitments shall terminate on the Final Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, any of the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $50,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the Dollar Equivalent of the total Credit Exposures would exceed the total Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce any of the Commitments under paragraph (b) of this Section 2.06 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section 2.06 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a capital markets transaction, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07 Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to such Borrower on the Final Maturity Date in the applicable currency.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Section 2.07(b) or 2.07(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Loans to it in accordance with the terms of this Agreement.

(e) Any Lender may reasonably request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and such Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such registered payee and its registered assigns).

SECTION 2.08 Prepayment of Loans.

(a) Subject to prior notice in accordance with paragraph (b) of this Section 2.08, each Borrower may at its option, at any time, without premium or penalty of any kind (other than any payments required under Section 2.16), prepay, in whole or in part, any Borrowings in the applicable currency.

(b) The applicable Borrower (or the Company on its behalf) shall notify the Administrative Agent by telephone or in writing (in the case of any telephonic notification, confirmed by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Term Benchmark Borrowing denominated in Euros or Canadian Dollars, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, (iii) in the case of prepayment of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five RFR Business Days before the date of prepayment, (iv) in the case of a prepayment of a Borrowing of Term Benchmark Loans denominated in Australian Dollars, not later than 12:00 p.m., New York City time, four Business Days before the date of prepayment, (v) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (vi) in the case of prepayment of a Borrowing of Canadian Prime Rate Loans, not later than 1:00 p.m., Toronto time, on the date of prepayment, in each case, or such later date or time as the Administrative Agent may agree. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09 Fees.

(a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (such fee, the “Commitment Fee”) in Dollars, which shall accrue at a rate per annum equal to the Applicable Margin under the caption “Commitment Fee Rate” on the daily amount of the unused Commitments of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the date that is 15 days after the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first business day but excluding the last day).

(b) The Company agrees to pay the fees set forth in the Fee Letters.

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) [Reserved.]

(e) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee (such fee, the “Participation Fee”) with respect to its participations in Letters of Credit at a per annum rate equal to the Applicable Margin applicable to Term Benchmark Loans, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee (such fee, the “Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the daily maximum amount then available to be drawn under each Letter of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, cancellation, negotiation, transfer, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the date that is 15 days after such day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees and Participation Fees, to the Lenders and, in the case of the Fronting Fees, to the Applicable Issuing Banks. Fees paid shall not be refundable under any circumstances.

SECTION 2.10 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin. The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at a rate per annum equal to the Term SOFR Rate (in the case of Loans denominated in Dollars), the Adjusted Term CORRA Rate (in the case of Loans denominated in Canadian Dollars), the EURIBOR Rate (in the case of Loans denominated in Euro) or the BBSY Rate (in the case of Loans denominated in Australian Dollars), as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the applicable Daily Simple RFR plus the Applicable Margin.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in the applicable currency in arrears on each Interest Payment Date for such Loan; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) all accrued interest on a Loan shall be payable upon termination of the Commitments applicable to such Loan and upon the Final Maturity Date.

(f) All interest hereunder by reference to the Term SOFR Rate, the EURIBOR Rate or the Alternate Base Rate (except when based on the Prime Rate) shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate, the Adjusted Term CORRA Rate, the Daily Simple RFR, the BBSY Rate or the Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate, Daily Simple RFR or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.11, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Benchmark (including because the Relevant Screen Rate is not available or published on a current basis) for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate, the EURIBOR Rate, the Adjusted Term CORRA Rate or the BBSY Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark or (y) the applicable Borrower (or the Company on its behalf) delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall instead be deemed to be an Interest Election Request for an ABR Borrowing and (2) any Borrowing Request that requests a SOFR Borrowing shall instead be deemed to be a Borrowing Request for an ABR Borrowing and (B) for Loans denominated in Euro, Canadian Dollars, Sterling or Australian Dollars, (1) any Interest Election Request that requests a continuation of any Borrowing as a EURIBOR Borrowing, Term CORRA Borrowing, Daily Simple RFR Borrowing or BBSY Borrowing shall instead be deemed to be an Interest Election Request for an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of the amount in Euro, Canadian Dollars, Sterling or Australian Dollars requested therein) and (2) any Borrowing Request that requests a EURIBOR, Term CORRA Borrowing, Daily Simple RFR Borrowing or BBSY Borrowing shall instead be deemed to be a Borrowing Request for an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of the amount in Euro, Canadian Dollars, Sterling or Australian Dollars requested therein); provided that, if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.

Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2,11(a), with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower (or the Company on its behalf) delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan, on such day and (B) for Loans denominated in any Alternative Currency, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) be, at the applicable Borrower’s option (1) converted into an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the amount in an Alternative Currency requested therein) or (2) be prepaid by such Borrower (it being agreed that if such Borrower does not make an election prior to the last day of the Interest Period applicable to such Loan, option (1) above will be deemed to have been selected).

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Company may amend this Agreement to replace any then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.11(b) will occur prior to the applicable Benchmark Transition Start Date.

(c) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Company, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Company and the Lenders and Issuing Banks of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(e) and (y) the commencement of any Benchmark Unavailability Period with respect to any applicable Benchmark. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to Sections 2.11(b), (c), (d), (e) and (f), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then-current Benchmark is a term rate (including the Relevant Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of, any Loan bearing interest with respect to the applicable Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (A) any request (or any deemed request for) for any Borrowing denominated in Dollars as, or conversion of any Borrowing denominated in Dollars to, or continuation of any Borrowing denominated in Dollars as, a Term Benchmark Borrowing shall be ineffective and such Borrowing shall be made or converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (B) any request (or any deemed request for) for any Borrowing denominated in an Alternative Currency as, or the continuation of any Borrowing denominated in such Alternative Currency as, a Term Benchmark Borrowing shall be ineffective and such Borrowing shall be made or converted to on the last day of the Interest Period applicable thereto, an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of the amount in an Alternative Currency requested therein).

SECTION 2.12 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the EURIBOR Rate, Daily Simple RFR Rate, Adjusted Term CORRA Rate or BBSY Rate, as applicable);

(ii) impose on any Lender or Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law; provided that, if the applicable Withholding Agent shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives from the applicable Borrower an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law. For the avoidance of doubt, a Tax imposed by reason of or pursuant to FATCA is a Tax required by law to be deducted or withheld.

(b) In addition, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Company (or the applicable Subsidiary Borrower) shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be (other than any penalties, interest and expenses resulting from any bad faith, gross negligence or willful misconduct of the Administrative Agent or such Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Company and the Administrative Agent, at the time or times prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, (i) each Lender (or assignee or Participant) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) a copy of IRS Form W-9 certifying that such Lender (or assignee or Participant) is exempt from U.S. federal backup withholding Tax, (ii) each Lender (or assignee or Participant) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) a copy of IRS Form W-8BEN or W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), and, in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate substantially in the form of Exhibit C-1, C-2, C-3 or C-4, as applicable, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding Tax on payments under this Agreement, and (iii) if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable documentation or reporting requirements of FATCA (including those required pursuant to Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (and, solely for purposes of this Section 2.13(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement). Such forms and documentation shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Company or the Administrative Agent. In addition, each Lender shall deliver such forms and documentation promptly upon the expiration, obsolescence or invalidity of any form or documentation previously delivered by such Lender. Each Lender shall promptly notify the Company and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.13, a Lender shall not be required to deliver any form and documentation pursuant to this Section 2.13 that such Lender is not legally able to deliver or, other than with respect to any IRS forms (together with appropriate attachments or applicable certificates) described above, if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f) Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company and the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) The Administrative Agent and each Lender shall use reasonable efforts (consistent with its internal policy applied on a non-discriminatory basis and legal and regulatory restrictions) to designate a different applicable lending office for the Loans made by it and its Commitments or to take other appropriate actions if such designation or actions, as the case may be, will avoid the need for, or reduce the amount of, any payments the Borrower are required to make under this Section 2.13, and will not, in the opinion of the Administrative Agent or such Lender, be otherwise disadvantageous to the Administrative Agent or such Lender.

(h) Each Lender shall severally indemnify the Administrative Agent within 10 days after written demand therefor, (i) for the full amount of any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, in each case, including reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) With respect to payments made by the Borrower to the Administrative Agent for the benefit, or on account of any Lender (or Participant), (i) each Administrative Agent that is a “United States person” as defined in Section 7701(a)(30) of the Code will provide an IRS Form W-9, and (ii) each Administrative Agent that is not a “United States person” as defined in Section 7701(a)(30) of the Code will, prior to any payment made by the Borrower to such Administrative Agent, provide an IRS Form W-8IMY (1) (a) certifying its status as a qualified intermediary, (b) assuming primary withholding responsibility for purposes of chapters 3 and 4 of the Code, and (c) assuming primary IRS Form 1099 reporting and backup withholding responsibility or (2) certifying it is a U.S. branch and evidencing its agreement to be treated as a U.S. person for U.S. federal withholding tax purposes.

(j) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than any penalties, interest or other charges resulting from any bad faith, negligence or willful misconduct of such indemnified party) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. Notwithstanding anything to the contrary in this Section 2.13(j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13(j) to the extent that the payment of such amount would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(k) For purposes of this Section 2.13, the term “Lender” shall include any Issuing Bank.

SECTION 2.14 Payments Generally.

(a) Unless otherwise specified herein, each Borrower shall make each payment required to be made by it hereunder (including under Section 2.12, 2.13, 2.16, or otherwise) prior to 1:00 p.m., Local Time (or Eastern Standard time if payment is due in Dollars), on the date when due and in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Company by the Administrative Agent in an Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time, except that payments pursuant to Sections 2.12, 2.13, 2.16, 2.20 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute in like funds any such payments received by the Administrative agent for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the currency in which the applicable payment obligation is due.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed LC Disbursements then due to such parties and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans hereunder resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans under such Facility and accrued interest thereon than the proportion received by any other Lender within such Facility, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders within such Facility to the extent necessary so that the benefit of all such payments made under such Facility shall be shared by the Lenders within such Facility ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower’s rights of counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment from a Borrower is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if any Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate (or, in the case of EURIBOR Loans, such other customary overnight rate as shall be specified by the Administrative Agent).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.14(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15 Replacement of Lenders.

(a) If any Lender or Issuing Bank requests compensation, or is entitled to payments, under Section 2.12 or Section 2.13 or is affected in the manner described in Section 2.17 and, in each case, such Lender or Issuing Bank has declined or is unable to designate a different lending office in accordance with Section 2.12 or Section 2.13(g), or if any Lender or Issuing Bank is a Defaulting Lender, then the Company may, at its sole expense and effort (in the case of a claim for compensation under, or payments pursuant to, Section 2.12 or Section 2.13 or in the case of illegality under Section 2.17) or at the expense and effort of any such Defaulting Lender, upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.12 or Section 2.13) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender or Issuing

Bank, if a Lender or Issuing Bank accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks, to the extent the Administrative Agent’s or Issuing Banks’ consent would have been required for such assignment under Section 9.04(b)), which consent shall not unreasonably be withheld or delayed, (ii) such Lender or Issuing Bank shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under, or payments pursuant to, Section 2.12 or Section 2.13 or from illegality under Section 2.17, such assignment will result in a reduction in such compensation or payments or eliminate the illegality, as the case may be. A Lender or Issuing Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or Issuing Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system as to which the Administrative Agent and such parties are participants (“Approved Electronic Platforms”)), and (ii) the Lender or Issuing Bank required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or Issuing Bank; provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.16 Break Funding Payments. (a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Term Benchmark other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(b) and is revoked in accordance herewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.15, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event (but excluding loss of anticipated profits and without giving effect to any “floor” or similar minimum). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.15 or (iv) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (but excluding loss of anticipated profits and without giving effect to any “floor” or similar minimum). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.17 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in Applicable Law or regulation or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Term Benchmark Loans as contemplated by this Agreement, (a) the Commitment of such Lender hereunder to make Term Benchmark Loans, continue Term Benchmark Loans as such and convert ABR Loans and/or Canadian Prime Rate Loans into Term Benchmark Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Term Benchmark Loans, if any, (i) in the case of Loans denominated in Dollars, shall be converted automatically to ABR Loans and (ii) in the case of Loans denominated in any Alternative Currency, shall be deemed prepaid and reborrowed as ABR Loans in an aggregate principal amount equal to the Dollar Equivalent of the original Alternative Currency denominated Loan, in each case, on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion or repayment of a Term Benchmark Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16. If circumstances subsequently change so that any affected Lender shall determine that it is no longer so affected, such Lender will promptly notify the Company and the Administrative Agent, and upon receipt of such notice, the obligations of such Lender to make or continue Term Benchmark Loans or to convert ABR Loans and/or Canadian Prime Rate Loans into Term Benchmark Loans shall be reinstated.

SECTION 2.18 Use of Proceeds. The proceeds of any Borrowing and any Letter of Credit shall be available (and the applicable Borrower agrees that it shall use such proceeds) to finance working capital needs and for general corporate purposes (including the financing of acquisitions) of the Company and its Subsidiaries. No Borrower will request any Borrowing or use any Letter of Credit, and no Borrower will, and each Borrower will procure that its Subsidiaries and its or their respective directors, officers, employees and agents will not, use the proceeds of any Loans or Letters of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted to be conducted by a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

SECTION 2.19Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitment Fees, Participation Fees and Fronting Fees shall cease to accrue on the Commitments, Loans and/or Letters of Credit (or participations therein) of such Defaulting Lender;

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize LC Exposure with respect to Defaulting Lender in accordance with this Section; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in each Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby. If the Company, the Issuing Banks and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Pro Rata Percentages and reimburse each such Lender for any costs of the type described in Section 2.16 incurred by any Lender as a result of such purchase, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender;

(d) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(1) all or any part of LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages, (x) but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) only to the extent that no Event of Default shall have occurred and be continuing as of the date the applicable Lender became a Defaulting Lender;

(2) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within three Business Days following notice by the Administrative Agent cash collateralize, for the benefit of the Issuing Banks, such Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.20(j) for so long as such LC Exposure is outstanding;

(3) if the applicable Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, such Borrower or the Administrative Agent shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(e) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(4) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (1) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) or 2.09(e), as applicable, shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Percentages; and

(5) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.09(e) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks entitled to reimbursement until such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue or increase any Letter of Credit, unless the Applicable Issuing Bank, as the case may be, is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.19(b), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(d)(1) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Issuing Banks shall have entered into arrangements with the applicable Borrower or such Lender, satisfactory to such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Company and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage.

The Company may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim such Borrower, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Lender or any Borrower may at any time have against, or with respect to, such Defaulting Lender.

SECTION 2.20 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account or for the account of any of its Subsidiaries, with each Letter of Credit being in a form reasonably acceptable to the Applicable Issuing Bank, at any time and from time to time from and after the Closing Date and before the Final Maturity Date; provided that no Applicable Issuing

Bank shall be under any obligation to issue a Letter of Credit that exceeds its Issuing Bank Individual Sublimit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by any Borrower to, or entered into by any Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), to be a Letter of Credit issued hereunder and the Borrower shall be deemed to be the applicant and account party for each Existing Letter of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Bank) to the Applicable Issuing Bank and the Administrative Agent (prior to 12:30 p.m., New York time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.20(c)), the amount and Agreed Currency of such Letter of Credit, whether the Letter of Credit will be for the account of the applicable Borrower or a Subsidiary thereof (specifying the applicable Subsidiary), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Applicable Issuing Bank, the applicable Borrower also shall submit a Letter of Credit Application. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $2,000,000,000, (ii) the aggregate Credit Exposure shall not exceed the aggregate Commitments and (iii) the Issuing Bank Issued Amount with respect to the Applicable Issuing Bank shall not exceed the Issuing Bank Individual Sublimit of the Applicable Issuing Bank unless such Applicable Issuing Bank has otherwise agreed for its Issuing Bank Issued Amount to exceed its Issuing Bank Individual Sublimit. An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it;

(2) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or

(3) if for the issuance of Letters of Credit, such Letter of Credit is not a “standby” Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension of the expiration date thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Final Maturity Date; provided that any Letter of Credit may provide for the automatic extension thereof for additional periods of up to one year (each, an “Auto-Extension Letter of Credit”) (provided further that any such Auto-Extension Letter of Credit must, if requested by the Applicable Issuing Bank, permit the Applicable Issuing Bank to prevent any such extension at least once in each five-year period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such period to be agreed upon at the time such Letter of Credit is issued). Notwithstanding the foregoing, any Letter of Credit that expires (including any renewal or extension period in the case of an Auto-Extension Letter of Credit) later than the close of business on the date that is five Business Days prior to the Final Maturity Date (the “Cash Collateralization Deadline”) shall be required to be cash collateralized pursuant to Section 2.20(j) or pursuant to other terms reasonably acceptable to the Applicable Issuing Bank and the Administrative Agent, or backstopped pursuant to arrangements reasonably acceptable to the Applicable Issuing Bank, in each case, prior to the Cash Collateralization Deadline.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Applicable Issuing Bank or the Lenders, the Applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Applicable Issuing Bank, a participation in such applicable Letter of Credit equal to such Lender’s Pro Rata Percentage, as applicable, of the aggregate amount available to be drawn under such applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees on a several basis to pay to the Administrative Agent, for the account of the Applicable Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Applicable Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in Section 2.20(e), or of any reimbursement payment required to be refunded to such Borrower for any reason in each case in the applicable Agreed Currency. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Applicable Issuing Bank shall make any LC Disbursement in respect of such Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement in the applicable Agreed Currency by paying to the Administrative Agent an amount equal to such LC Disbursement not later than (i) with respect to a LC Disbursement made in Dollars, 3:00 p.m. on the day that such drawing is made, if such Borrower receives notice that such LC Disbursement is made prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then no later than 3:00 p.m. on the Business Day immediately following the day in which the Borrower receives such notice and (ii) with respect to a LC Disbursement made in any Alternative Currency, 3:00 p.m. on the immediately succeeding Business Day that such Borrower receives notice that such LC Disbursement is made, if such Borrower receives notice that such LC Disbursement is made prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then no later than 3:00 p.m. on the second Business Day immediately following the day in which the Borrower receives such notice; provided that, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Borrowing in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent such Pro Rata Percentage of the payment in the applicable Agreed Currency, then due from the applicable Borrower, in the same manner as provided in Sections 2.04(a) and 2.04(b) with respect to Loans made by such Lender (and Sections 2.04(a) and 2.04(b) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Applicable Issuing Bank the amounts so received by it from the applicable Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Applicable Issuing Bank, then to such applicable Lenders and the Applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Applicable Issuing Bank for any LC Disbursement (other than the funding of a Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.20(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, in the absence of gross negligence or willful misconduct by such Applicable Issuing Bank (as finally determined by a court of competent jurisdiction), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, each Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of such Letter of Credit’s Applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by any Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telephone or electronic mail of such demand for payment and whether the Applicable Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the Applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Applicable Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this paragraph shall be for the account of the Applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.20(e) to reimburse the Applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank; Additional Issuing Banks; Resignation.

(1) Any Issuing Bank may be replaced at any time by written notice by any Borrower to such Issuing Bank, with the consent of the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.08(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(2) The Company may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, denied, conditioned or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (i)(2) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to such new Issuing Bank and such Lender.

(3) Subject to the appointment of a successor Issuing Bank with respect to, or another existing Issuing Bank willing to assume, its Issuing Bank Individual Sublimit, any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Company. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, or if any Letter of Credit extends past the Final Maturity Date, on the Business Day that the Company receives notice from the Required Lenders (or, if the maturity of the Loans has been accelerated, the Administrative Agent) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 100% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (d) or (e) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. In addition, and without limiting the foregoing or Section 2.20(c), if any LC Exposure remain outstanding after the expiration date specified in Section 2.01, the Company shall immediately deposit into the LC Collateral Account an amount in cash equal to 100% of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Company hereby grants the Administrative Agent a security interest in any such LC Collateral Account to secure the Obligations of the Borrower with respect to the LC Exposure required to be cash collateralized pursuant to this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made only with the consent of the Company (to be given in its sole discretion) and if so made, at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in each such account. Moneys in each such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements on account of the Borrower for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all such Events of Defaults have been cured or waived.

(k) Reporting. No later than 9:00 a.m., New York City time, on the second Business Day prior to the last day of each calendar quarter (the “Reporting Time”), each Issuing Bank shall provide the Administrative Agent with a summary of all (A) outstanding issuances at such time and (B) Letter of Credit activity during such calendar quarter.

SECTION 2.21 Extension of Final Maturity Date.

(a) The Company may, by sending an Extension Request to the Administrative Agent (in which case the Administrative Agent shall promptly deliver a copy to each of the Lenders), after the first anniversary of the Closing Date but at least three months in advance of and no later than 30 days prior to the Final Maturity Date in effect at such time (including at any time prior thereto on or after any anniversary of the Closing Date but, for the avoidance of doubt, no more than once in any year), request that the Lenders extend such Final Maturity Date then in effect to the first anniversary of the Final Maturity Date then in effect. Each Lender, acting in its sole discretion, shall, by notice to the Administrative Agent given not later than the date that is the 20th day after the date of the Extension Request, or if such day is not a Business Day, the immediately following Business Day (the “Response Date”) advise the Administrative Agent in writing whether or not such Lender agrees to such extension (each Lender that so advises the Administrative Agent that it will not extend the Final Maturity Date, being referred to herein as a “Non-Extending Lender”); provided that any Lender that does not advise the Administrative Agent by the Response Date and any Defaulting Lender shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to agree.

(b) (i) If, on the Response Date, Lenders holding Commitments that aggregate to 50% or more of the total Commitments then in effect shall not have agreed to extend the Final Maturity Date, then such Final Maturity Date shall not be so extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable on such Final Maturity Date.

(ii) If (and only if), on the Response Date, Lenders holding Commitments that aggregate to more than 50% of the total Commitments then in effect shall have agreed to extend the Final Maturity Date, then the Final Maturity Date shall be extended to the date that is the first anniversary of the then-current Final Maturity Date (subject to satisfaction of the conditions set forth in Section 2.21(d)) with respect to Lenders that have so agreed to extend. In the event of such extension, the Commitment of each Non-Extending Lender shall terminate on the Final Maturity Date in effect prior to such extension, all Loans and other amounts payable hereunder to such Non-Extending Lenders shall become due and payable on such Final Maturity Date and the total Commitments of the Lenders hereunder shall be reduced by the Commitments of the Non-Extending Lenders so terminated on such Final Maturity Date.

(c) In the event that the conditions of clause (ii) of paragraph (b) above have been satisfied, the Company shall have the right on or before the Final Maturity Date in effect prior to the requested extension, at its own expense, to require any Non-Extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-Extending Lender, which may include any Lender (each an “Additional Lender”), provided that (w) such Additional Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Issuing Banks (such approvals not to be unreasonably withheld, conditioned or delayed), to the extent the consent of the Administrative Agent or the Issuing Banks would be required to effect an assignment under Section 9.04, (x) such assignment shall become effective as of a date specified by the Company (which shall not be later than the Final Maturity Date in effect prior to the requested extension), (y) the Additional Lender shall pay to such Non-Extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder and (z) such Non-Extending Lender shall not be required to sign and deliver any assignment form in order for such assignment to become effective.

(d) As a condition precedent to each such extension, (i) no Event of Default shall have occurred and be continuing on the date of the extension or shall result from the proposed extension, (ii) the representations of the Borrower set forth in Article 3 shall be true and correct in all material respects on and as of the date of the Final Maturity Date then in effect (except that (i) any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects (ii) to the extent any representation or warranty expressly relates to an earlier date, such representation or warranty shall have been true and correct in all material respects as of such earlier date) and (iii) the Company shall deliver to the Administrative Agent a certificate of the Company dated as of the Final Maturity Date then in effect certifying compliance with the preceding clauses (i) and (ii).

(e) There shall be no more than two such extensions pursuant to this Section 2.21; provided that the Final Maturity Date following such extensions shall not be later than seven years following the Closing Date.

ARTICLE III

REPRESENTATIONS OF COMPANY

The Company represents, and each of the Subsidiary Borrowers represents as to itself, as follows:

(a) Each Borrower has been duly organized or incorporated (as applicable) and is validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization or incorporated (as applicable), and each Borrower has all requisite power and authority to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.

(b) The execution, delivery and performance by each Borrower of this Agreement (i) has been duly authorized by all necessary corporate action or other applicable business entity action, as the case may be, and (ii) does not violate any provision of any law or regulation, or contractual or corporate restrictions, in each case, binding on such Borrower and material to the Company and its Subsidiaries, taken as a whole (except to the extent such violation would not reasonably be expected to have a Material Adverse Effect).

(c) The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and except those the absence of which would not reasonably be expected to cause a Material Adverse Effect and (ii) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Borrower (except to the extent such creation, imposition or requirement to create would not reasonably be expected to have a Material Adverse Effect).

(d) This Agreement constitutes a legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms, subject however to (i) the exercise of judicial discretion in accordance with general principles of equity, (ii) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights heretofore or hereafter enacted and (iii) any other Legal Reservations.

(e) No Borrower is engaged and no Borrower will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets of the Company and its Subsidiaries on a consolidated basis will be Margin Stock.

(f) As of the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending against any Borrower or, to the knowledge of each Borrower, threatened in writing by or against, the Company or any Subsidiary or against any of their respective properties or revenues (i) with respect to this Agreement or any of the transactions contemplated hereby or (ii) that would reasonably be expected to have a Material Adverse Effect.

(g) (i) The consolidated balance sheet of the Company and its statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2024, reported on by Ernst & Young LLP, independent public accountants, or other independent certified public accountants of nationally recognized standing, as filed with the Securities and Exchange Commission, present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP; and (ii) since December 31, 2024, to the date hereof, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

(h) Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(i) The Company maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Company and its Subsidiaries and, to the knowledge of the Company, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Company or any Subsidiary nor, to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees or any of their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No part of the proceeds of the Loans or the Transactions will be used by the Company in violation of Anti-Corruption Laws or applicable Sanctions.

(j) The Company maintains in effect policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with the Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are in compliance in all material respects with the Bank Secrecy Act and implementing regulations, to the extent applicable, and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, and the rules and regulations thereunder (collectively, the “Anti-Money Laundering Laws”).

(k) Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan (if any) is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state laws, (ii) there are no pending or, to the knowledge of each Borrower, threatened claims, actions, lawsuits, or action by any Governmental Authority, with respect to such Plan, and (iii) no ERISA Event has occurred.

(l) Except as which would not otherwise have a Material Adverse Effect, to the knowledge of each Borrower, each Borrower and its Subsidiaries is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses and other authorizations required by such Environmental Laws.

This paragraph (l) shall constitute the sole and exclusive representation and warranty regarding environmental matters, including those under or related to Environmental Laws.

(m) No Borrower is required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended.

(n) Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has timely paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which each Borrower or each Subsidiary, as applicable, has set aside on its books adequate reserves or (ii) to the extent that the failure to file such returns or pay such Taxes, as applicable, would not reasonably be expected to result in a Material Adverse Effect.

(o) No reports, financial statements, certificates or other information furnished by or on behalf of any Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. As of the Closing Date, to the knowledge of each Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

(p) No Borrower is an Affected Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01 Closing Date.

(a) This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (such date, the “Closing Date”):

(1) The Administrative Agent (or its counsel) shall have received from each Borrower, each Lender and each Issuing Bank, either (i) a counterpart of this Agreement signed on behalf of such party or parties or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party or parties have signed a counterpart of this Agreement.

(2) The Lenders, the Issuing Banks, the Administrative Agent and the Lead Arrangers having received all fees and expenses required to be paid, to the extent required to be paid on or prior to the Closing Date and in the case of expenses, for which invoices have been presented at least three Business Days before the Closing Date.

(3) The Administrative Agent having received, at least five days prior to the Closing Date, all documentation and other information regarding each Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and, to the extent such Borrower constitutes a “legal entity customer” thereunder, the Beneficial Ownership Regulation, to the extent reasonably requested by the Administrative Agent or a Lender at least ten Business Days prior to the Closing Date.

(4) The Administrative Agent shall have received the favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Willkie Farr & Gallagher. The Company hereby requests such counsel to deliver such opinion.

(5) Except as disclosed in the Company’s disclosure documents filed with the Securities and Exchange Commission on Forms 10-K, 10-Q or 8-K, since December 31, 2024, there has been no Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(6) The Administrative Agent having received (x) a certificate, dated as of the Closing Date, signed by the Group Vice President, Treasurer, Head of Tax or Chief Financial Officer of the Company (or any other officer of the Company duly authorized to execute such certificate), confirming, on and as of the Closing Date, (I) the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects on and as of the Closing Date (except that (i) any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all respects on and as of the Closing Date and (ii) to the extent any representation or warranty is expressly related to an earlier date, such representation or warranty was true and correct in all material respects as of such earlier date) and (II) no Default or Event of Default has occurred and is continuing on and as of the Closing Date (or would result from the occurrence of the Closing Date), (y) certificates, dated as of the Closing Date, signed by the secretary, assistant secretary or any other officer of each Borrower duly authorized to execute such certificate, certifying as to (i) specimen signatures of the persons authorized to execute Loan Documents on behalf of such Borrower, (ii) copies of such Borrower’s constituent organizational documents, (iii) the resolutions of the board of directors or other appropriate governing body of such Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (iv) a certificate of good standing (or equivalent thereof in the relevant jurisdiction) for such Borrower from its jurisdiction of organization or incorporation certifying as to the good standing (or equivalent thereof) of such Borrower.

(7) All governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect.

(8) The Lenders shall have received the financial statements set forth in clause (g) of Article III.

(9) The Borrower shall have received and have in effect a Rating from at least two of S&P, Moody’s, and Fitch as follows: (a) as to S&P, a Rating of BBB- or better (with stable outlook or better), (b) as to Moody’s, a Rating of Baa3 or better (with stable outlook or better) and (c) as to Fitch, a Rating of BBB- or better (with stable outlook or better).

(10) Prior to or substantially concurrently with the effectiveness of this Agreement on the Closing Date, any principal, interest and fees outstanding under the Existing ABL Credit Agreement and the Existing TLB Credit Agreement shall have been paid in full and all commitments thereunder shall have been terminated; and the Administrative Agent shall have received customary evidence thereof.

The Administrative Agent shall notify the Borrower, the Issuing Banks and the Lenders of the Closing Date, and each such notice shall be conclusive and binding. For the purposes of determining whether the conditions precedent specified in Section 4.01(a) have been satisfied, each Lender and each Issuing Bank shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consent to, approved by, acceptable to or satisfactory to the Lenders and/or the Issuing Banks, as applicable, unless the Administrative Agent shall have received notice from such Lender or such Issuing Bank prior to the Closing Date, specifying its objection thereto.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any Borrowing on the Closing Date) or issue, amend or renew or extend any Letter of Credit (other than on the Closing Date) is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) With respect to any Loan, the Administrative Agent shall have received a duly executed Borrowing Request, and, with respect to any Letter of Credit, the Administrative Agent and the applicable Issuing Bank shall have received a duly executed Letter of Credit request in compliance with Section 2.20(b) hereof or, in each case, such other notice or request reasonably satisfactory to the Administrative Agent;

(b) the representations of the Borrower set forth in this Agreement (except for the representations set forth in clauses (f) and (g) of Article III) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except that (i) any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects and (ii) to the extent any representation or warranty expressly relates to an earlier date, such representation or warranty shall have been true and correct in all material respects as of such earlier date); and

(c) at the time of and immediately after giving effect to such Borrowing no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the relevant Borrower on the date thereof as to the matters specified in Sections 4.02(b) and 4.02(c).

ARTICLE V

AFFIRMATIVE COVENANTS

The Company hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect or any Obligation or other amount is owing to any Lender, Issuing Bank or the Administrative Agent hereunder (other than any indemnification obligations arising hereunder which are not then due and payable and obligations in respect of Banking Services), the Company shall, and shall cause each Subsidiary Borrower to:

SECTION 5.01 Financial Statements; Compliance Certificates; Other Information and Notices. Furnish to the Administrative Agent and each Lender:

(a) within 15 days after the same are required to be filed with the Securities and Exchange Commission (or, to the extent no longer required to be filed with the Securities and Exchange Commission, within 90 days after the end of each fiscal year of the Company ended after the Closing Date), a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b) within 15 days after the same are required to be filed with the Securities and Exchange Commission (or, to the extent no longer required to be filed with the Securities and Exchange Commission, within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company ended after the Closing Date), the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter;

(c) concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and 5.01(b), a Compliance Certificate;

(d) reasonably promptly upon reasonable request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations; and

(e) promptly, upon any Chief Financial Officer, Treasurer or other executive financial officer of the Company obtaining actual knowledge thereof, give notice (unless publicly available generally or available in the public filings or releases of the Company or its Subsidiaries) to the Administrative Agent and each Lender of:

(i) the occurrence of any Default or Event of Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that would reasonably be expected to be adversely determined and, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(iii) [reserved];

(iv) [reserved];

(v) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(vi) any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; and

(vii) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

All financial statements required to be delivered pursuant to Section 5.01(a) and (b) above shall be complete and correct in all material respects and shall be prepared in accordance with GAAP. Timely filing of such financial statements and information with the Securities and Exchange Commission shall constitute compliance with Section 5.01(a) and 5.01(b).

SECTION 5.02 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, in each case, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03 Keeping of Books. Keep proper books and records and maintain properties useful and necessary in its business except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04 Maintenance of Property. The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.05 Preservation of Existence. (a) Preserve and maintain its existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and (b) comply in all respects with all applicable laws, rules, regulations and orders, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, however, in the case of the foregoing clause (a), the Company may consummate any merger or consolidation or other transaction permitted under Section 6.01. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.06 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used and the Letters of Credit will be issued for working capital and for other general corporate purposes (including the financing of acquisitions) of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI

NEGATIVE COVENANTS

The Company and, except with respect to Section 6.03 and Section 6.05, each Subsidiary Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect or any Obligation or other amount (other than any indemnification obligations arising hereunder which are not then due and payable and obligations in respect of Banking Services) is owing to any Lender, any Issuing Bank or the Administrative Agent hereunder:

SECTION 6.01 Fundamental Changes. The Company shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person or persons, unless:

(a) the person formed by such consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, limited liability company, partnership, trust or other entity, and shall expressly assume, by an amendment or joinder supplemental hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, the due and punctual payment of the principal of and any interest or other expenses on all the Loans and the performance or observance of every covenant of this Agreement or the Fee Letters on the part of the Company to be performed or observed;

(b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(c) the Company (or such person so assuming the obligations of the Company) has delivered to the Administrative Agent and the Lenders such customary certificates, opinions or supplemental agreements, including as to authority and enforceability of any joinder, supplement or amendment documentation reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent, and any information or documentation reasonably requested by any Lender through the Administrative Agent under any applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and, to the extent the Borrower constitutes a “legal entity customer” thereunder, the Beneficial Ownership Regulation.

SECTION 6.02 Liens. The Company shall not, and shall not permit any Subsidiary Guarantor, to create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money upon any of its property or assets, whether now owned or hereafter acquired, other than the following:

(a) Liens in connection with any sale, transfer, participation, pledge or other disposition of any receivables, payables, loans, leases, other payment rights (whether secured or unsecured) or other financial assets of the Company, the Subsidiary Guarantors and any assets related to the foregoing (including any equipment or other assets subject to any lease), and in each case with all ancillary rights, supporting obligations and rights under any related credit support or hedging arrangements, in connection with any asset based financing or asset sale transaction or series of related transactions (including, without limitation, future flow financings, factorings, participations, asset backed securitizations, covered bonds, asset based lending and similar financing structures) that may be entered into by the Company and the Subsidiary Guarantors in the ordinary course of business;

(b) (i) Liens granted to secure Indebtedness (including other obligations related thereto) in whole or in part acquired, advanced, guaranteed, insured or otherwise supported by any Governmental Authority, or any export-import bank, export credit agency, development bank or agency or other similar agency or (ii) Liens in favor of any Person who insures, assumes or secures credit risk or bad debt risk relating to any such Indebtedness referenced in clause (i) above in the ordinary course of business;

(c) Liens on the property or assets of, or securing the Indebtedness of, a Person existing at the time such Person is consolidated or merged with, or at the time all or substantially all of the assets of such Person are acquired by, the Company or any Subsidiary Guarantor; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger, amalgamation or consolidation), as the case may be, (ii) such Lien shall not apply to any other assets of the Borrower or any Subsidiary (other than improvements or accessions thereto and the proceeds thereof) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated), as the case may be, and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal or refinancing;

(d) Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any agreement, contract or provision of any Applicable Law;

(e) Liens securing obligations under any repurchase or securities lending agreement or transaction or other similar short-term financings under 365 days entered into by the Company or any Subsidiary Guarantor, including, but not limited to, any Liens granted to intermediaries providing clearing, custody or similar services;

(f) Liens on any LC Collateral Account as contemplated by Section 2.20(j) of this Agreement;

(g) Liens securing Indebtedness permitted by Section 6.04(m) of this Agreement;

(h) Liens, if at the time of, and after giving effect to, the creation or assumption of any such Lien, the aggregate amount (without duplication) of all outstanding Indebtedness for borrowed money of the Company and Subsidiary Guarantors secured by all such Liens (including the Liens securing the Existing Senior Secured Notes) under this clause (h) does not exceed, together with the outstanding aggregate principal amount of Indebtedness incurred in reliance on Section 6.04(n), 15.0% of Consolidated Tangible Assets; and

(i) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a) to (h), inclusive.

SECTION 6.03 Financial Covenant. The Company shall not permit, on the last day of any Test Period beginning with the Test Period ending on June 30, 2026, the Consolidated Leverage Ratio to exceed 4.00:1.00 (the “Base Leverage Ratio”); provided that, in the event the Company consummates a Qualified Acquisition after the Closing Date, the Company may elect (a “Qualified Acquisition Election”) upon notice to the Administrative Agent on or prior to the date that the next Compliance Certificate is delivered pursuant to Section 5.01(c) following the consummation of such Qualified Acquisition, that the Consolidated Leverage Ratio level set forth above shall be increased from the Base Leverage Ratio to 4:50:1.00 for the Test Periods ending with the four consecutive fiscal quarters ending after the consummation of such Qualified Acquisition (including the fiscal quarter in which the Qualified Acquisition was consummated), it being understood and agreed that, following such four fiscal quarters, the Consolidated Leverage Ratio applicable under this Section 6.03 shall be the Base Leverage Ratio; provided, further, that following any such four-quarter period during which the Base Leverage Ratio was increased following a Qualified Acquisition Election, there shall be two consecutive fiscal quarters for which the Base Leverage Ratio shall apply notwithstanding any further Qualified Acquisitions.

SECTION 6.04 Limitations on Non-Guarantor Subsidiary Indebtedness. The Company shall not permit any Subsidiary (other than any Subsidiary Guarantor) to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than the following:

(a) Indebtedness in existence on the date hereof (excluding the Existing Senior Secured Notes) and, in the case of any Subsidiary Borrower, Indebtedness incurred hereunder in accordance with this Agreement;

(b) Indebtedness owed to the Company or any Subsidiary of the Company;

(c) Indebtedness incurred to finance the acquisition, lease, construction, replacement, repair or improvement of any assets, including financing lease obligations, mortgage financings and purchase money indebtedness (including any industrial revenue bonds, industrial development bonds and similar financings);

(d) Endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(e) Indebtedness that is effectively subordinated to the payment obligations of the Borrower to the Lenders and Issuing Banks hereunder to the reasonable satisfaction of the Administrative Agent;

(f) Indebtedness under swap agreements, hedge agreements or other similar arrangements entered into for the purpose of hedging risks associated with the Company’s and its Subsidiaries’ operations (including, without limitation, interest rate and foreign exchange and commodities price risks), in each case, in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of any Person that becomes a Subsidiary after the Closing Date (including any Indebtedness assumed in connection with the acquisition of a Subsidiary); provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(h) Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of credit card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(i) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations or with respect to reimbursement obligations with respect to trade obligations, in each case, incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation;

(j) Indebtedness in respect of credit card obligations, netting services, overdraft protections, treasury, depository, pooling and other cash management arrangements, including, in all cases, in connection with deposit accounts and any cash pooling arrangements;

(k) Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l) Indebtedness constituting guarantees of Indebtedness otherwise permitted pursuant to this Section 6.04;

(m) Indebtedness evidenced by Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) in connection with the acquisition, construction, installation, repair, replacement or improvement of fixed or capital assets; provided that, solely with respect to purchase money indebtedness, in no event shall the aggregate principal outstanding amount of all such purchase money Indebtedness incurred or assumed in each case after the Closing Date pursuant to this clause (m) exceed 2.00% Consolidated Tangible Assets; and

(n) Indebtedness not permitted by the foregoing clauses (a) to (m), inclusive, if at the time of, and after giving effect to, the incurrence or assumption thereof, the aggregate outstanding amount (without duplication) of all such Indebtedness does not exceed, together with the aggregate outstanding principal amount of Indebtedness for borrowed money of the Company and Subsidiary Guarantors (including Indebtedness incurred under the Existing Senior Secured Notes) and secured by Liens incurred or assumed pursuant to Section 6.02(h), 15.0% of Consolidated Tangible Assets.

SECTION 6.05 Dividends and Distributions. The Company will not declare, make or pay any dividends and distributions in respect of its Equity Interests while an Event of Default has occurred and is continuing, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional common Equity Interests, (b) the Company may pay cash in lieu of the issuance of fractional shares of its common Equity Interests upon the exercise of options and warrants, and (c) the Company may make dividends and pay distributions declared while no Default or an Event of Default has occurred and is continuing.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay when due any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement made to it;

(b) any Borrower shall fail to pay (i) any interest on any Loan or (ii) any fee payable under Section 2.09, and such failure shall continue unremedied for a period of ten days;

(c) if a default shall occur in respect of any other Indebtedness of any Borrower in an aggregate principal amount of $300,000,000 or more and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, and the effect of such event or condition is to cause, or permit the holder or holders of such Indebtedness to cause, the acceleration of such Indebtedness;

(d) bankruptcy, reorganization, insolvency, receivership, or similar proceedings are instituted by or against any Borrower, and, if instituted against any Borrower, are not vacated within 60 days;

(e) any Borrower makes a general assignment for the benefit of creditors;

(f) any Borrower is unable to pay its debts generally as they become due and admits expressly such inability in writing;

(g) any representation or warranty made in writing or deemed made by or on behalf of any Borrower in or in connection with any Loan Document, or in any report, certificate, financial statement or other document furnished in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made;

(h) any Borrower shall fail to observe or perform Section 2.18, Section 5.01(e)(i), Section 5.05(a) (solely as it relates to the existence of any Borrower), Section 5.06 or Article VI;

(i) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (h) of Article VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Company;

(j) one or more final judgments for the payment of money in an aggregate amount in excess of $300,000,000 (to the extent not covered by insurance as to which an insurance company has not denied coverage or by an indemnification agreement, with another creditworthy (as reasonably determined by the Company) indemnitor, as to which the indemnifying party has not denied liability) shall be rendered against any Borrower and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Borrower to enforce any such judgment;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, is reasonably expected to result in a Material Adverse Effect;

(l) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations (other than unasserted contingent indemnification obligations and obligations in respect of Banking Services), ceases to be in full force and effect; or the Borrower contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or

(m) a Change of Control shall occur,

then, and in every such event (other than an event with respect to any Borrower described in clause (d) or (e) of Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) make a demand for deposit of cash collateral pursuant to Section 2.20(j), and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (d) or (e) of Article VII, the Commitments shall automatically terminate and the principal of the Loans of any Borrower then outstanding, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Authorization and Action. (a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (1) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (2) is contrary to this Agreement or any other Loan Document or Applicable Law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent, the Syndication Agents and Documentation Agents are commercial in nature and not to invest in the general performance or operations of the Company. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Issuing Bank other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any Applicable Law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any Syndication Agent, any Documentation Agent or any Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligations in respect of LC Disbursements shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.09, 2.10, 2.12, 2.13 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Company or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

SECTION 8.02 Administrative Agent’s Reliance, Limitation of Liability, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (1) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Borrower to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Company, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Company, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Dollar Equivalent.

(c) Without limiting the foregoing, the Administrative Agent (1) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (2) may rely on the Register to the extent set forth in Section 9.04(b), (3) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (4) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Borrower in connection with this Agreement or any other Loan Document, (5) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (6) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(d) Each Banking Service Provider agrees to be bound by this Article VIII as if it were a Lender. Each Banking Service Provider shall indemnify and hold harmless the Administrative Agent, to the extent not reimbursed by the Borrower, against all claims that may be incurred by or asserted against the Administrative Agent in connection with such Banking Service Provider’s Specified Ancillary Obligations.

SECTION 8.03 Posting of Communications. (a) The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on the Approved Electronic Platforms.

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (1) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (2) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and the Company agrees that the Administrative Agent may, but (except as may be required by Applicable Law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04 The Administrative Agent Individually. With respect to its Commitment, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right, (with, so long as no Event of Default under clause (a), (i), (d) or (e) of Article VII exists, the consent of the Company) to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required while an Event of Default under clause (a), (b), (d) or (e) of Article VII has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and continue to be entitled to the rights set forth in such Loan Document, until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section, and (2) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.06 Acknowledgements of Lenders and Issuing Banks. (a) Each Lender and each Issuing Bank acknowledges that (1) the Loan Documents set forth the terms of a commercial lending facility, (2) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Company, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (3) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (4) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of

the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) The Lenders and Issuing Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Borrower) between the Borrower and its Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Borrower or its Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower or any of its Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Borrower, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Borrower.

SECTION 8.07 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither any Joint Lead Arranger nor any person named on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.08 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Assets Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or any Lead Arranger, any Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, and each Lead Arranger, Syndication Agent and Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (1) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (2) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (3) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.09 Borrower Communications. (a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Company hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS’ TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Borrower to the Administrative Agent through an Approved Borrower Portal.

(a) Each of the Lenders, each of the Issuing Banks and the Company agrees that the Administrative Agent may, but (except as may be required by Applicable Law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(b) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing (including by electronic transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email with PDF attachment (unless any party has previously notified the other parties hereto that it does not wish to receive notices by email), as follows:

(a) if to the Borrower, to it at Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082, Attention: Lynne Maxeiner, Vice President, Global Treasury and Investor Relations;

(b) if to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower;

(c) if to any Issuing Bank, to it at its address as separately provided by such Issuing Bank from time to time to any Borrower; and

(d) if to any other Lender, to it at its address (or telephone number or email) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (e) below, shall be effective as provided in said paragraph (e).

(e) Notices and other communications to the Borrower, the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(f) Unless the Administrative Agent otherwise prescribes, (1) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (2) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (1) and (2) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(g) Any party hereto may change its address or telephone number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, any Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.11(b) and (c) and Section 9.02(c), below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment or change any applicable currency of any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change any of the provisions of this Section 9.02, Section 2.14(b), Section 2.14(c), the definition of “Required Lenders”, “Pro Rata Percentage” or any other provision hereof relating to “pro rata sharing” provisions, any payment “waterfall”, or specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (v) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, (vi) dispose of all or substantially all of the assets of the Company, (vii) release the Borrower from its obligations under Article X (other than with respect to any Subsidiary Borrower ceasing to be a Borrowing in accordance with this Agreement) or (viii) change any of the definitions of “Approved Jurisdiction Subsidiary” and “Alternative Currency”, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Issuing Bank hereunder without the prior written consent of such Issuing Bank.

(c) If the Administrative Agent and the Company acting together identify (i) any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement, then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and (ii) changes to administrative or ministerial provisions contained herein or reasonably believed to be required as a result of the addition of Subsidiary Borrowers pursuant to Section 9.20 (including to comply with local law, including any applicable guaranty limitations thereunder, and any applicable tax considerations), such amendment shall become effective without any further action or consent of any other party to this Agreement if the same is not objected to in writing by the Required Lenders within five Business Days of receipt of notice thereof.

SECTION 9.03 Expenses; Indemnity; Limitation on Liability. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of (1) one primary counsel, (2) to the extent necessary, one local counsel in each relevant material jurisdiction and (3) solely in the event of an actual or perceived conflict of interest, one additional primary counsel (and, if necessary, one local counsel in each relevant material jurisdiction) to each group of similarly situated affected persons) for the Lead Arrangers and the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and any amendments, modifications or waivers of the provisions hereof and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or the Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement.

(b) The Company shall indemnify the Lead Arrangers, the Administrative Agent, the Syndication Agents, the Documentation Agents, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel (in the case of legal fees, limited to charges of (1) one primary counsel, (2) to the extent necessary, one local counsel in each relevant material jurisdiction, (3) to the extent necessary, one firm of regulatory counsel and (4) solely in the event of an actual or perceived conflict of interest, one additional primary counsel (and, if necessary, one local counsel in each relevant material jurisdiction and one firm of regulatory counsel)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby or the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of any transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or (iii) any actual or prospective Proceeding relating to any of the foregoing, regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party, any Borrower, or their respective Affiliates or any of its or their equityholders, securityholders or creditors, or any other Person and whether based on contract, tort or any other theory; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of the obligations of any Indemnitee or any of its Related Parties hereunder, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) a Proceeding between or among Indemnitees that does not involve any act or omission by the Company or its Affiliates, other than against a Lead Arranger, the Administrative Agent or another agent in their capacity as such. It is understood and agreed that, to the extent not precluded by a conflict of interest, each Indemnitee shall endeavor to work cooperatively with the Company with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. Settlement of any claim or litigation involving any material indemnified amount will require the approvals of the Company (not to be unreasonably withheld or delayed) and the relevant Indemnitee (not to be unreasonably withheld or delayed). This Section 9.03(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent permitted by Applicable Law (1) no Borrower shall assert, and the Borrower hereby waive, any claim against the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic

Platform and any Approved Borrower Portal), and (2) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (c) shall relieve each Borrower of any obligation it may have to indemnify an Indemnitee, as provided in clause (b) above, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party; provided, further, that this clause(c) shall not limit the Company’s obligations under clause (b) above.

(d) Each Lender severally agrees to pay any amount required to be paid by the Company under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Pro Rata Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Pro Rata Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that, the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.

(e) This Section 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit in accordance with the definition of “Issuing Bank” herein), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no

Lender or Issuing Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit in accordance with the definition of “Issuing Bank” herein), Participants (to the extent provided in paragraph (c) of this Section), the Lead Arrangers, the Administrative Agent, the Syndication Agents, the Documentation Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Lead Arrangers, the Administrative Agent, the Syndication Agents, the Documentation Agents, the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit, and the Loans at the time owing to it); provided that Goldman Sachs Bank USA, as a Lender hereunder, may assign its rights and obligations hereunder to Goldman Sachs Lending Partners LLC without the consent of the Company or the Administrative Agent; with the prior consent (such consents not to be unreasonably withheld, conditioned or delayed) of:

(1) the Company; provided that, the Company shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing arising under clause (a), (b), (d) or (e) of Article VII, any other assignee;

(2) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment; and

(3) each Issuing Bank; provided that no consent of an Issuing Bank shall be required if (x) an Event of Default occurs with respect to the Company under clause (a), (b), (d) or (e) of Article VII and (y) such Issuing Bank has no outstanding Letters of Credit at that time.

(ii) Assignments shall be subject to the following additional conditions:

(1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consents;

(2) each partial assignment of a Lender’s rights and obligations under a Facility shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(3) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Acceptance or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, together with a processing and recordation fee of $3,500 payable by the assignor or the assignee;

(4) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws; provided that any consent of the Company otherwise required under this Section 9.04(b)(ii) shall not be required if an Event of Default under clause (a), (b), (d) or (e) of Article VII has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.16, and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b)(ii)(3) and any written consent to such assignment required by this Section 9.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that, if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(b), 2.14(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Company, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (each, a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Issuing Banks, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.13(e) and (f) (it being understood that the documentation required under Section 2.13(e) and (f) shall be delivered to the participating Lender)) to the same extent and subject to the same conditions as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) at the time of the participation; provided that such Participant (A) agrees to be subject to the provisions of Section 2.15 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.13 unless the Company is notified of the participation sold to such Participant and such Participant complies with Section 2.13 as though it were a Lender. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.15 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat such person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a federal reserve bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that, nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (1) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (2) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.06 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claims, controversy, dispute, suit, action or proceeding relating to any such dispute (whether in contract or tort or otherwise and whether at law or in equity) shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agree that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent or any of its Related Parties by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby (whether in contract or tort or otherwise and whether at law or in equity) shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding (whether based on contract, tort or any other theory and whether at law or in equity) arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) (whether in contract or tort or otherwise and whether at law or in equity) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(d) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Upon any Foreign Subsidiary becoming a Subsidiary Borrower, such Subsidiary Borrower hereby agrees to irrevocably and unconditionally appoint the Company as its agent to receive on behalf of such Subsidiary Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in this Section. In any such action or proceeding in such New York State or Federal court, such service may be made on such Subsidiary Borrower by delivering a copy of such process to such Subsidiary Borrower in care of the Company. Each Subsidiary Borrower hereby irrevocably and unconditionally authorizes and directs the Company to accept such service on its behalf. As an alternate method of service, each Subsidiary Borrower irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Subsidiary Borrower by certified or registered air mail at its address specified in the Borrower Joinder Agreement. Each Subsidiary Borrower agrees that, to the fullest extent permitted by Applicable Law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.07 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.08 Confidentiality. Each of the Administrative Agent, each of the Lenders and each of the Issuing Banks (including any Affiliate of any Issuing Bank that issues any Letter of Credit in accordance with the definition of “Issuing Bank” herein) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent that such information is received from a third party that is not, to its knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower with respect to such Information, (c) to the extent that such Information is independently developed by it or any of its Affiliates, (d) to the extent requested by any regulatory authority, any self-regulatory authority or any credit insurance provider, (e) to the extent required by Applicable Laws or regulations (including of any self-regulatory authority) or by any subpoena or similar legal process; provided, that to the extent permitted pursuant to any Applicable Law, order or regulation, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to the Administrative Agent, Lender or Issuing Bank, such Administrative Agent, Lender or Issuing Bank will use its commercially reasonable efforts to notify the Company in advance of such disclosure so as to afford the Company the opportunity to protect the confidentiality of the information proposed to be so disclosed, (f) to any other party to this Agreement, (g) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (h) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or insurance transaction relating to the Company and its obligations hereunder, (i) any credit risk insurer, (j) with the prior written consent of the Company, (k) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis from a source other than the Company or (l) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility. For the purposes of this Section, “Information” means all information received from the Company or its Affiliates or furnished on their behalf relating to the Company, its Affiliates or its or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Company or its Affiliate and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 9.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.08 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.08 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 9.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.10 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the applicable Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Agreement Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under Applicable Law).

SECTION 9.11 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act and the Beneficial Ownership Regulation. Each Borrower shall promptly provide such information upon request by any Lender.

SECTION 9.12 No Fiduciary Duty.

(a) The Company acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Recipient will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Recipient is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. The Company agrees that it will not assert any claim against any Recipient based on an alleged breach of fiduciary duty by such Recipient in connection with this Agreement and the transactions contemplated hereby. Additionally, the Company acknowledges and agrees that no Recipient is advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Recipients shall have no responsibility or liability to the Company with respect thereto.

(b) The Company further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Recipient, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Recipient may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company and other companies with which the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Recipient or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Company acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Recipient and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company may have conflicting interests regarding the transactions described herein and otherwise. No Recipient will use confidential information obtained from the Company by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Company in connection with the performance by such Recipient of services for other companies, and no Recipient will furnish any such information to other companies. The Company also acknowledges that no Recipient has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Company, confidential information obtained from other companies.

SECTION 9.13 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.14 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.14 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(1) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(2) such Lender or Issuing Bank shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(b).

(3) For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Company) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such promissory notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Company shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(i) Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (other than any consent of the Company required under Section 9.04(b))), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender

(and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided, that the Obligations of the Borrower under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that, this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such payment on the Obligations.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 9.15 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.16 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 Material Non-Public Information. (a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.08 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR

THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.19 Subsidiary Guarantors.

(a) At any time, from time to time, the Company may cause any one or more of its Subsidiaries to guarantee the Obligations hereunder by causing such Subsidiary (each such Subsidiary, a “Subsidiary Guarantor”) to (i) execute and deliver to the Administrative Agent a counterpart of a guaranty in form and substance reasonably acceptable to the Company and the Administrative Agent, ii) deliver to the Administrative Agent documents of the types referred to in Section 4.01(a)(3), clauses (y) and (z) of Section 4.01(a)(6) and favorable opinions of counsel to such Subsidiary, in each case, in form, content and scope reasonably satisfactory to the Administrative Agent and (iii) deliver to the Administrative Agent any information or documentation reasonably requested by any Lender through the Administrative Agent and necessary to satisfy obligations of the Lenders for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations.

(b) Each Subsidiary Guarantor shall be automatically released from its guarantee obligations upon the earliest of (x) such Subsidiary ceasing to be a Subsidiary of the Company as a result of a transaction permitted hereunder and (y) upon the payment in full of all Obligations hereunder (other than (i) contingent indemnification obligations for which no claim has been made and (ii) Obligations in respect of Letters of Credit that have been cash collateralized pursuant to Section 2.20(j) or pursuant to other terms reasonably acceptable to the applicable Issuing Bank and the Administrative Agent or backstopped or rolled into another facility on terms reasonably acceptable to the applicable Issuing Bank and the Administrative Agent) and the termination of all Commitments hereunder and (z) notification from the Company to the Administrative Agent that (1) the Company desires that such Subsidiary Guarantor be released from its guarantee obligations, (2) such Subsidiary Guarantor is not a Subsidiary Borrower and (3) no Default or Event of Default has occurred and is continuing prior to such release or would result as a result of such release.

(c) The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent to, at the sole expense of the Company, execute and deliver (1) any guarantee contemplated by clause (a) above and (2) any documentation reasonably requested by the Company or any Subsidiary Guarantor to evidence any release in accordance with clause (b) above.

SECTION 9.20 Subsidiary Borrowers.

(a) At any time, from time to time, the Company may designate (x) any Approved Jurisdiction Subsidiary of the Company as an Approved Jurisdiction Subsidiary Borrower, with the consent of the Administrative Agent (not to be unreasonably withheld) and (y) any Foreign Subsidiary of the Company as a Foreign Subsidiary Borrower, with the consent of each Lender and Issuing Bank (provided, that no such Lender or Issuing Bank may withhold such consent unless it is unable to make extensions of credit or provide Commitments to such Subsidiary Borrower pursuant to any Applicable Law)and the Administrative Agent (not to be unreasonably withheld) upon (A) ten Business Days’ prior notice to the Administrative Agent (such notice to contain the name, primary business address and taxpayer identification number of such Subsidiary), (B) the execution and delivery by the Company, such Subsidiary and the Administrative Agent of a Borrower Joinder Agreement, providing for such Subsidiary to become a Subsidiary Borrower, (C) the agreement and acknowledgment by the Company that the Guaranty in Article X covers the Obligations of such Subsidiary, (D) the delivery to the Administrative Agent of corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such Subsidiary reasonably equivalent to comparable documents delivered on the Closing Date and (E) the delivery to the Administrative Agent of any information or documentation reasonably requested by any Lender through the Administrative Agent and necessary to satisfy obligations of the Lenders for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations.

(b) Each Subsidiary Borrower shall be automatically released from its obligations upon (x) the payment in full of all Obligations hereunder (other than (i) contingent indemnification obligations for which no claim has been made and (ii) Obligations in respect of Letters of Credit that have been cash collateralized pursuant to Section 2.20(j) or pursuant to other terms reasonably acceptable to the applicable Issuing Bank and the Administrative Agent or backstopped or rolled into another facility on terms reasonably acceptable to the applicable Issuing Bank and the Administrative Agent) and (y) notification from the Company to the Administrative Agent that (1) the Company desires that such Subsidiary Guarantor be released from its guarantee obligations and (2) no Default or Event of Default has occurred and is continuing prior to such release or would result as a result of such release (it being understood that in the event any Subsidiary Borrower shall cease to be a Subsidiary of the Company as a result of a transaction permitted hereunder, the Company shall remove such Subsidiary Borrower in accordance with the terms of this clause (b)).

(c) The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent to, at the sole expense of the Company, execute and deliver (1) any Borrower Joinder Agreement contemplated by clause (a) above and (2) any documentation reasonably requested by the Company or any Subsidiary Guarantor to evidence any release in accordance with clause (b) above.

SECTION 9.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

GUARANTY

SECTION 10.01 Guaranty

(a) In order to induce the Lenders, the Issuing Banks and the Banking Services Providers to extend credit to the Company or any of the Company’s Subsidiaries under Swap Contracts and Banking Services Agreements and to enter into Swap Contracts and Banking Services Agreements with the Company or any of the Company’s Subsidiaries, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due, subject to the notice provisions contained in this Article X, of the Obligations (including, for the avoidance of doubt, the Obligations of the Subsidiary Borrowers) and the Specified Ancillary Obligations (collectively, the “Guaranteed Obligations”). The Company further agrees that the due and punctual payment of the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Guaranteed Obligation. Notwithstanding any other provision of this Article X to the contrary, the Guaranteed Obligations shall in no event be broader than the performance of the related Obligations or Specified Ancillary Obligations in accordance with their terms, all without regard to any counterclaim, set-off, deduction or defense of any kind; provided that nothing contained in this Article X shall affect or otherwise impair any rights (including rights of setoff or counterclaim) that the Company or any of the Company’s Subsidiaries may have against any holder of any Guaranteed Obligation under the applicable Swap Contract or Banking Services Agreement by reason of any action or failure to act of such holder thereunder (including, without limitation, any breach or default of such holder under the applicable Swap Contract or Banking Services Agreement).

(b) In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Company under this Article X are held or determined by court of competent jurisdiction to be invalid or unenforceable on account of the amount of the Company’s liability under this Article X, then, notwithstanding any other provision of this Article X to the contrary, the amount of such liability shall, without any further action by the Company or the Administrative Agent or any Lender or any Issuing Bank or any Banking Services Provider, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the Company’s “Maximum Liability”). This Section 10.01(b) with respect to the Maximum Liability of the Company is intended solely to preserve the rights of the Administrative Agent, the Lenders, the Issuing Banks and the Banking Services Providers to the maximum extent not subject to avoidance under Applicable Law. The Company agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of the Company hereunder without impairing this guarantee or affecting the rights and remedies of the Administrative Agent or any Lender or any Issuing Bank or any Banking Services Provider; provided that nothing in this sentence shall be construed to increase the Company’s obligations hereunder beyond its Maximum Liability.

(c) This guarantee shall remain in full force and effect until all the Guaranteed Obligations shall have been satisfied by payment in full (other than unasserted contingent indemnification obligations) in immediately available funds and the Commitments have been terminated.

(d) No payment made by the Company, any other guarantor or any other Person or received or collected by the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider from the Company, any guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Company hereunder which shall, notwithstanding any such payment (other than any payment made by the Company in respect of the Guaranteed Obligations or any payment received or collected from the Company in respect of the Guaranteed Obligations), remain liable for the Guaranteed Obligations until the Guaranteed Obligations shall have been satisfied by payment in full (other than unasserted contingent indemnification obligations) in immediately available funds and the Commitments have been terminated.

SECTION 10.02 No Subrogation.

Notwithstanding any payment made by the Company hereunder or any set-off or application of funds of the Company by the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider, the Company shall not be entitled to be subrogated to any of the rights of the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider against the Subsidiary Borrowers or any guarantor or guarantee or right of offset held by the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider for the payment of the Guaranteed Obligations nor shall the Company seek or be entitled to seek any contribution or reimbursement from the Subsidiary Borrowers or any guarantor in respect of payments made by the Company under this guarantee, until the Guaranteed Obligations are paid in full (other than unasserted contingent indemnification obligations) in immediately available funds and the Commitments have been terminated. All rights and claims of the Company based upon or relating to any right of contribution, reimbursement, indemnification or subrogation against the Subsidiary Borrowers or any guarantor shall be fully subordinated to the Guaranteed Obligations until the Guaranteed Obligations are paid in full (other than unasserted contingent indemnification obligations) in immediately available funds and the Commitments have been terminated. If any amount shall be paid to the Company on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full (other than unasserted contingent indemnification obligations) in immediately available funds, such amount shall be held by the Company for the benefit of the Administrative Agent, the Lenders, the Issuing Banks and the Banking Services Providers, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly indorsed by the Company to the Administrative Agent, if required), to be applied against the Guaranteed Obligations whether matured or unmatured, in such order as the Administrative Agent may determine.

SECTION 10.03 Amendments, etc. with respect to the Guaranteed Obligations.

To the fullest extent permitted by Applicable Law, the Company shall remain obligated under this guarantee notwithstanding that, without any reservation of rights against the Company and without notice to or further assent by the Company, any demand for payment of any of the Guaranteed Obligations made by the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider, may be rescinded by the Administrative Agent, such Lender, such Issuing Bank or such Banking Services Provider and any of the Guaranteed Obligations continued, and the Guaranteed Obligations or the liability of any other Person upon or for any part thereof, or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider, and this Agreement and any other documents executed and delivered in connection therewith may be amended, restated, amended and restated, extended, modified, supplemented or terminated, in whole or in part, in accordance with Section 9.02, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released without affecting the Company’s obligations under this Article X.

SECTION 10.04 Guarantee Absolute and Unconditional.

To the fullest extent permitted by Applicable Law, the Company waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider upon this guarantee or acceptance of this guarantee; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Article X; and all dealings between the Company, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and the Banking Services Providers, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Article X. To the fullest extent permitted by Applicable Law, the Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Subsidiary Borrowers or any guarantor with respect to the Guaranteed Obligations. The Company understands and agrees that this guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment and performance and not merely of collectability without regard to, and the Company hereby waives (to the extent permitted by Applicable Law) all rights, claims or defenses that it might otherwise have with respect to, each of the following: (a) the validity or enforceability of this Agreement, any of the Guaranteed Obligations or any other guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Subsidiary Borrowers or any guarantor or any other Person against the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Subsidiary Borrowers or any guarantor or any other Person) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Subsidiary Borrowers or any guarantor or any other Person for the Guaranteed Obligations, or of the Company under this Article X, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Company, the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Subsidiary Borrowers or any guarantor or any other Person or against any guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider to make any such demand, to pursue such other rights or remedies or to collect any payments from the Subsidiary Borrowers, any guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Subsidiary Borrowers, any guarantor or any other Person or any such guarantee or right of offset, shall not relieve the Company of any obligation or liability under this Article X, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider against the Company under this Article X. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 10.05 Reinstatement.

This Article X shall continue to be effective, or shall be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, any Lender, any Issuing Bank or any Banking Services Provider upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Subsidiary Borrower or any guarantor or any other Person, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, such Subsidiary Borrower or such guarantor or such other Person or any substantial part of its or their respective property, or otherwise, all as though such payments had not been made.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY
VERTIV HOLDINGS CO

By:	/s/ Craig Chamberlin
Name:	Craig Chamberlin
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Lender and Issuing Bank

By:	/s/ Nick Nussbaum
Name:	Nick Nussbaum
Title:	Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Lender and Issuing Bank

By:	/s/ Susan Olsen
Name:	Susan Olsen
Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and Issuing Bank

By:	/s/ Gregg Bush
Name:	Gregg Bush
Title:	Senior Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Bank

By:	/s/ Daniel K. Kinasz
Name:	Daniel K. Kinasz
Title:	Executive Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender and Issuing Bank

By:	/s/ Jonathan Dworkin
Name:	Jonathan Dworkin
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ING CAPITAL LLC, as a Lender and an Issuing Bank

By:	/s/ Ana Carolina de Oliveira
Name:	Ana Carolina de Oliveira
Title:	Managing Director

By:	/s/ Andrei Eftimie
Name:	Andrei Eftimie
Title:	Director

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Bank

By:	/s/ Anthony Irwin
Name:	Anthony Irwin
Title:	Senior Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Douglas Darman
Name:	Douglas Darman
Title:	Director

By:	/s/ Alison Lugo
Name:	Alison Lugo
Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Juna Paluka
Name:	Juna Paluka
Title:	Director

[Signature Page to Credit Agreement]

Standard Chartered Bank, as a Lender

By:	/s/ Gaurav Mathur
Name:	Gaurav Mathur
Title:	Managing Director

[Signature Page to Credit Agreement]

The Huntington National Bank, as a Lender

By:	/s/ John Ford
Name:	John Ford
Title:	SVP, Managing Director

[Signature Page to Credit Agreement]

MUFG Bank, Ltd., as a Lender

By:	/s/ Eric Enberg
Name:	Eric Enberg
Title:	Director

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

U.S. Bank National Association, as a Lender

By:	/s/ Austin Rottinghaus
Name:	Austin Rottinghaus
Title:	Assistant Vice President

[Signature Page to Credit Agreement]